UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TERAWULF INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

LETTER TO STOCKHOLDERS
April 28, 2026
Dear Fellow Stockholders:
On behalf of the Board of Directors, it is my pleasure to invite you to TeraWulf Inc.’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held in a virtual-only format, on Tuesday, June 9, 2026, at 11:00 A.M., Eastern Time.
We are a vertically integrated owner, developer and operator of large-scale digital infrastructure in the United States, purpose-built to support high performance computing (“HPC”) workloads, including artificial intelligence (“AI”), machine learning and advanced cloud applications.
Fiscal 2025 was a year of significant execution for TeraWulf as we advanced our strategy to develop and operate power-advantaged digital infrastructure. During the year, we executed long-term HPC lease agreements, raised substantial capital, advanced development across multiple sites and continued to scale our platform. These efforts position the Company to continue its transition toward a contracted, infrastructure-based model, with long-term, credit-enhanced HPC hosting expected to become the primary driver of future revenue and cash flow.
You will find information regarding the matters to be voted on at the Annual Meeting, including the accompanying Notice of Annual Meeting and proxy statement on www.investors.terawulf.com. As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing our proxy statement, the form of proxy, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report”), to stockholders electronically via the internet. The proxy statement contains important information about the business to be conducted at the Annual Meeting, the proposals to be considered and the procedures for voting your shares. Please review these materials carefully.
Additional information about the Company is available at www.investors.terawulf.com, including investor presentations, financial results and other updates.
Whether or not you plan to attend the virtual Annual Meeting, we encourage you to submit your proxy or voting instructions in advance using one of the methods described in the proxy statement. Doing so will not affect your ability to attend the meeting and vote your shares at the meeting if you wish to do so.
If you have questions about the Annual Meeting or require additional copies of the proxy materials, please contact Investor Relations at 410-770-9500 or info@terawulf.com. For assistance in submitting your proxy or voting your shares, please contact EQ Shareowner Services at stocktransfer@equiniti.com or 651-450-4064.
If your shares are held through a broker, bank, or other nominee, please contact your nominee for additional information.
We appreciate your continued support and look forward to your participation in the Annual Meeting.
Sincerely,
Paul Prager
Chairman of the Board of Directors

TERAWULF INC.
9 Federal Street
Easton, MD 21601
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of TeraWulf Inc. (the “Company”). The Annual Meeting will be held in a virtual-only format on Tuesday, June 9, 2026, at 11:00 A.M., Eastern Time. To attend, submit questions or vote during the virtual meeting, eligible persons must first register at any time before the Annual Meeting by visiting register.proxypush.com/WULF on their smartphone, tablet or computer. You will then be required to enter the 16-digit control number found on your proxy card or voting instruction form. If your shares are held in “street name” through a broker, bank or other nominee, you may obtain your control number by contacting them. If you encounter any trouble registering at visiting register.proxypush.com/WULF, you may seek assistance by clicking “Having trouble registering?” at the bottom of the page. After registering, you will receive a confirmation email. Additionally, you will receive a reminder email approximately one hour before the start of the meeting to the email address provided during registration. If you encounter any difficulty accessing the Annual Meeting or during the Annual Meeting, please call the technical support number posted on the Annual Meeting website. The technical support number will be available at least 15 minutes before the start of the meeting.
We encourage shareholders to visit www.proxypush.com/WULF for the most up-to-date information on the Annual Meeting, any procedures and limitations concerning attendance, and instructions on how to vote and ask questions during the Annual Meeting. Whether or not shareholders plan to attend the virtual-only Annual Meeting, we urge shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials. The Annual Meeting is being held for the following purposes:
1.The election of Paul Prager, Nazar Khan, Kerri Langlais, Michael Bucella, Walter Carter, Amanda Fabiano, Catherine Motz, Steven Pincus and Lisa Prager to the Company’s Board of Directors for one-year terms;
2.The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“Say-on-Pay”);
3.The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.To transact such other business as may properly come before the Annual Meeting, or any postponement or adjournment thereof.
These matters are more fully described in the proxy statement. The Board of Directors recommends that you vote FOR ALL the director nominees, FOR the advisory approval of the Say-on-Pay proposal and FOR the ratification of the appointment of the independent auditors. Holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) of record at the close of business on April 13, 2026 are entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.
If you have questions about the Annual Meeting or need additional copies of our proxy materials, please contact Investor Relations at 410-770-9500 or info@terawulf.com. If you require assistance in submitting your proxy or voting your shares, please contact EQ Shareowner Services at stocktransfer@equiniti.com or 651-450-4064.

April 28, 2026	By order of the Board of Directors

Paul Prager
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend TeraWulf Inc.’s Annual Meeting, we encourage you to submit your proxy or voting instructions as soon as possible.
For convenience, we recommend submitting your proxy or voting instructions via the Internet. Detailed instructions on how to vote your shares are provided in the section entitled “Some Questions You May Have Regarding This Proxy Statement,” beginning on page 1 of the accompanying proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING
The proxy statement for the Annual Meeting and the Company’s Annual Report for the fiscal year ended December 31, 2025 are available at www.investors.terawulf.com.

i

TERAWULF INC.
PROXY STATEMENT
Annual Meeting of Stockholders of TeraWulf Inc. to be held on June 9, 2026
Some Questions You May Have Regarding This Proxy Statement
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
The Board of Directors (the “Board of Directors”) of TeraWulf Inc. (the “Company”) is soliciting proxies for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held in a virtual-only format, on Tuesday, June 9, 2026, at 11:00 A.M., Eastern Time.
As a holder of shares of our Common Stock, par value $0.001 per share (“Common Stock”) as of the close of business on April 13, 2026, which is the record date (the “Record Date”) fixed by the Board of Directors, you are invited to attend the Annual Meeting and are entitled and encouraged to vote your shares on the proposals described in this proxy statement.
The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and other matters. Our Annual Report to stockholders for the fiscal year ended December 31, 2025 is available to review with this proxy statement.
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy statement and our Annual Report, primarily via the internet. The notice containing instructions on how to access our proxy materials is first being mailed on or about April 28, 2026 to all stockholders entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the notice: www.proxypush.com/WULF. Stockholders may also request to receive proxy materials for this Annual Meeting or future meetings of stockholders in printed form by mail or electronically by e-mail by following the instructions contained in the notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
What proposals will be voted on at the Annual Meeting?
The three proposals scheduled to be voted on at the Annual Meeting are:
1.The election of Paul Prager, Nazar Khan, Kerri Langlais, Michael Bucella, Walter Carter, Amanda Fabiano, Catherine Motz, Steven Pincus and Lisa Prager to the Company’s Board of Directors for one-year terms;
2.An advisory vote to approve the compensation of our named executive officers (“Say-on-Pay”); and
3.The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
In addition, such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof, may be voted on.
Who can vote at the Annual Meeting?
Holders of Common Stock as of the close of business on the Record Date are entitled to attend and to vote on all items properly presented at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services (“EQ”), you are a stockholder of record and may vote your shares by proxy or at the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If your shares are held in an account with a broker, bank or other nominee, you are the beneficial owner of shares held in “street name.” You have the right to direct your nominee on how to vote your shares in accordance with the instructions provided. You may attend the Annual Meeting; however, you must obtain a legal proxy from your nominee in order to vote your shares at the meeting.
How do I vote?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in any one of the following ways:
•You may vote at the Annual Meeting. If you or your proxy wish to vote at the Annual Meeting, you or your proxy will need to attend the Annual Meeting by visiting www.proxypush.com/WULF. To be admitted to the virtual meeting, eligible persons must first register at anytime before the Annual Meeting by visiting register.proxypush.com/WULF on their smartphone, tablet or computer. You will then be required to enter your 16-digit control number included in your voting instruction form or proxy card. If you encounter any difficulty accessing the Annual Meeting or during the Annual Meeting, please call the technical support number posted on the Annual Meeting Website. The technical support number will be available at least 15 minutes before the start of the meeting. If you vote in advance online, by phone or by mailing in a proxy card, you may still attend the Annual Meeting and vote during the meeting, but, in that case, only the votes you enter during the meeting will count. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you ultimately decide not, or are unable, to attend.
•You may vote by mail. If you requested and received printed proxy materials, complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you received printed proxy materials). Your completed, signed and dated proxy card must be received prior to the Annual Meeting.
•You may vote by telephone. To vote over the telephone, call toll-free 1-866-883-3382 from any touch-tone telephone and follow the instructions. Have your Notice or proxy card available when you call. You will be asked to provide the control number from your Notice or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 9, 2026.
•You may vote via the Internet. To vote via the Internet, go to www.proxypush.com/WULF to complete an electronic proxy card (have your Notice or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on June 9, 2026.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card received from their broker, bank or other nominee to such nominee, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee. We therefore urge you to vote in advance of the Annual Meeting using the voting instructions provided by your broker, bank or other nominee.
How can I participate during the Annual Meeting?
The Annual Meeting will be conducted via live webcast. Stockholders may attend, vote and submit questions by visiting www.proxypush.com/WULF.
Questions may be submitted in advance or during the meeting through the platform. The Company reserves the right to exclude questions that are not pertinent or are inappropriate and may group similar questions to avoid duplication. Appropriate questions will be addressed during the live Q&A session, subject to time constraints.

Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•Providing another proxy, or using any of the available methods for voting, with a later date;
•Notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
•Voting at the Annual Meeting.
Beneficial Owner of Shares Held in “Street Name”: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
Who is soliciting my vote?
The Company is soliciting your proxy on behalf of the Board of Directors. The Company will bear the cost of soliciting proxies and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and employees, may solicit proxies in person, by telephone or by electronic means. Such directors and employees will not receive any special remuneration for these efforts.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies for the Annual Meeting by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors on the proposals as described below and, if any other matters are properly brought before the Annual Meeting, the shares will be voted in accordance with the proxies’ judgment.
What are my voting rights?
Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting and each share of Series A Preferred Stock is entitled to vote with the Common Stock on an as-converted basis, voting together as a single class. At the close of business on the Record Date, there were 435,381,960 shares of Common Stock outstanding. A list of all record stockholders as of the Record Date will be available during ordinary business hours at the Company’s principal place of business located at 9 Federal Street, Easton, MD 21601, from Friday, May 29, 2026, at least 10 days before the Annual Meeting, and will also be available for inspection at the Annual Meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•FOR the election of each of the director nominees;
•FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and
•FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
What is the quorum requirement for the Annual Meeting?
A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held. The presence, represented in person or by proxy, of the holders of a majority of the voting power of our outstanding Common Stock entitled to vote at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Abstentions, “WITHHOLD” votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chair of the meeting may adjourn the meeting to another time or place.
What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee, as applicable, as to how to vote on matters deemed “non-routine” and there is at least one “routine” matter to be voted upon at the Annual Meeting. The beneficial owner of shares held in “street name” is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank or other nominee votes shares on the “routine” matters but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
What matters are considered “routine” and “non-routine”?
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal No. 3) is considered “routine.” The election of directors (Proposal No. 1) and the non-binding, advisory vote to approve the compensation of our named executive officers (Proposal No. 2) are considered “non-routine.”
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote on such proposal at the Annual Meeting (Proposal Nos. 2 and 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, you may only vote “FOR” or “WITHHOLD” authority to vote for each of the nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees.
Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.
What is the voting requirement to approve each of the proposals?
Proposal No. 1: Election of Directors. Directors are elected by a plurality of the votes cast. For each director nominee, you may vote (i) “FOR” or (ii) “WITHHOLD.” Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director. Broker non-votes will not affect the outcome of voting on this proposal.
Proposal No. 2: “Say-On-Pay.” The approval, on a non-binding, advisory basis, of the compensation of our named executive officers requires the affirmative vote of the majority of voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal. While the results of this advisory vote are non-binding, the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for our named executive officers.

Proposal No. 3: Ratification of Appointment of Deloitte & Touche LLP. The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the Annual Meeting and will have the same effect as a vote against the proposal. As it is a “routine” proposal, we do not expect broker non-votes on this proposal.
Who will count the votes?
A representative of EQ will tabulate the votes and act as inspector of elections.
May I vote confidentially?
Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.
What if additional matters are presented at the Annual Meeting?
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Paul Prager, the Chairman of our Board of Directors, and Stefanie C. Fleischmann, our Chief Legal Officer and Secretary, to vote on such matters at their discretion.
How is solicitation being made?
We are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers and employees may make solicitation, personally or by telephone, email or fax. The Notice of Annual Meeting, the proxy statement and proxy card will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses. We have retained D.F. King, a proxy solicitor, to assist us in the solicitation of proxies for the Annual Meeting. The Company will pay D.F. King $13,000 plus reimbursement for its reasonable out-of-pocket expenses. The Company will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as our proxy solicitor.
We may supplement the original solicitation of proxies by mail with solicitation by telephone, and other means by directors, officers and/or employees of the Company and by Internet, phone or other means by D.F. King. We will not pay any additional compensation to these individuals, other than D.F. King, for any such services.
Where can I find the voting results from the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four (4) business days after the date the Annual Meeting concludes.
How can I obtain information about the Company?
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report”) is available on our website at www.investors.terawulf.com. Stockholders may also request a copy by contacting the Company’s Chief Legal Officer at 9 Federal Street, Easton, MD 21601.

PROPOSAL 1 – ELECTION OF DIRECTORS
Under the Company’s amended and restated bylaws (the “bylaws”) and an amended and restated certificate of incorporation (the “certificate of incorporation”), the Board of Directors shall consist of not less than three (3) nor more than ten (10) members, which number is determined by resolution of the Board of Directors. This year, you are voting on the election of nine (9) candidates for the Board of Directors. Directors are elected at each annual meeting of stockholders by the plurality of the votes cast. Except for directors elected by the holders of any series of preferred stock, any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only by the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. The Board of Directors currently consists of nine (9) directors.
The Board of Directors believes that the nominees collectively provide a range of experience and expertise relevant to the Company’s strategy, including energy infrastructure, digital infrastructure, capital markets and large-scale development.
All nominees for directors are members of the current Board of Directors. If any nominee for election to the Board of Directors should be unable or unwilling to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s certificate of incorporation and bylaws.
The Board of Directors recommends that the stockholders vote FOR the election of the nominees for directors listed below.
THE BOARD OF DIRECTORS
The following table sets forth certain information as of the date of this proxy statement about our nominees for election as a director.

Name	Age	Position
Paul Prager	67	Co-Founder, Chairman of the Board of Directors and Chief Executive Officer
Nazar Khan	50	Co-Founder, Chief Technology Officer and Executive Director
Kerri Langlais	49	Chief Strategy Officer and Executive Director
Michael Bucella	39	Director
Walter Carter	66	Director
Amanda Fabiano	39	Director
Catherine Motz	55	Director
Steven Pincus	67	Director
Lisa Prager	69	Director
Paul Prager has been the Co-Founder, Chairman of the Board of Directors, and Chief Executive Officer of the Company since February 2021. In 1990, Mr. Prager founded and has since been the President of Beowulf Electricity & Data Inc. (“Beowulf”), a private energy and digital infrastructure company, and its predecessor companies. He also founded Brooklyn Marine & Oil LLC (a shipowner and operator) and was previously the Chief Executive Officer of Direct Gas. Mr. Prager is a graduate of the U.S. Naval Academy and was a member of the investment committee and trustee of the U.S. Naval Academy Foundation until 2025. Mr. Prager has valuable experience leading organizations and a strong operational and strategic background with significant experience in power generation, infrastructure development, commodity trading and international shipping. Mr. Prager’s experience in power generation, infrastructure development and capital deployment supports the Company’s strategy of developing large-scale digital infrastructure platforms.
Nazar Khan is the Co-Founder and Chief Technology Officer of the Company and has served on the Board of Directors since February 2021. He also served as the Company’s Chief Operating Officer from February 2021 through December 2024. Mr. Khan oversees the Company’s technology strategy and infrastructure development, including site evaluation, data center design and the deployment of large-scale HPC capacity. As the Chief Technology Officer, Mr. Khan is responsible for TeraWulf’s technology resources and identifies the technologies to improve the efficiency of TeraWulf’s digital infrastructure platform. From January 2002 to February 2021, Mr. Khan served as the Executive Vice President of Beowulf, where he led the firm’s acquisition and development efforts. Prior to Beowulf, Mr. Khan worked at Evercore Partners Inc. in both investment banking and private equity. Mr. Khan received a B.S. and a B.A. from the University of Pennsylvania. Mr. Khan brings tremendous experience in energy infrastructure, cryptocurrency mining and data center operations to the Board of Directors and has led TeraWulf’s business strategy since its inception.
Kerri Langlais has been the Chief Strategy Officer of TeraWulf since February 2021 and has also served on the Board of Directors since March 2022, where she is responsible for the development and implementation of the Company’s overall corporate strategy, including business development, strategic partnerships and growth initiatives. From July 2010 to February 2021, Ms. Langlais served as an executive at Beowulf, where she led the firm’s M&A and financing efforts. Prior to Beowulf, Ms. Langlais spent nearly a decade in the Investment Banking Division at Goldman Sachs, where she was most recently in the Natural Resources advisory group in New York. Ms. Langlais also worked at Harvard University, where she provided advisory services to the university’s overall financial strategy and planning. Ms. Langlais received a B.A. in finance and graduated with honors from Boston College. Ms. Langlais brings more than 20 years of M&A, financing, strategy and power sector experience to the Board of Directors. Ms. Langlais plays a key role in positioning the Company’s transition toward a contracted digital infrastructure model supporting high-performance computing and artificial intelligence workloads.
Michael Bucella has been a member of the Board of Directors since March 2022. He is the Co-Founder and Managing Partner of Neoclassic Capital, a U.S.-based investment firm specializing in early-stage Web3 and cryptocurrency ventures, with a strategic focus on the U.S. and Asia markets. From 2017 until 2022, Mr. Bucella was a General Partner at BlockTower Capital, a multi-strategy digital asset investment firm backed by Andreessen Horowitz and Union Square Ventures. He played a pivotal role in scaling BlockTower from inception to over $1 billion AUM, leading investments across hedge funds, early-stage venture, growth equity, and credit strategies. Prior to BlockTower, Mr. Bucella spent nearly a decade at Goldman Sachs in their New York headquarters, joining the firm’s Asset Management Division (GSAM) in 2008, before moving to the firm’s Securities Division in 2010, where he held key leadership positions across the US and Canadian business. He left the firm in 2017 to pursue crypto full-time. Mr. Bucella earned a BS in Finance, Economics & Accounting from Fordham University. Mr. Bucella brings experience across capital markets, digital infrastructure and emerging technologies, including investment experience in digital asset and infrastructure-related businesses.
Walter “Ted” Carter has been a member of the Board of Directors since November 2021. From August 2023 until March 2026, Mr. Carter was the president of The Ohio State University. Previously, he was the president of the University of Nebraska since January 2020, after retiring as Vice Admiral following 38 years of service in the U.S. Navy. From July 2014 until July 2019, Mr. Carter served as Superintendent of the U.S. Naval Academy, his alma mater. Under his leadership, the U.S. Naval Academy reached the No. 1 public school ranking by Forbes and expanded academic opportunity and diversity. Mr. Carter is a Distinguished Flying Cross and Bronze Star recipient. He graduated from the Navy Fighter Weapons School (Top Gun) in Miramar, California, and was commander for the Carrier Strike Group Twelve, in which he commanded 20 ships, two nuclear-powered aircraft carriers and two carrier air wings that were deployed to Afghanistan in the Arabian Gulf. He is a naval flight officer with more than 6,300 flying hours and has completed 2,016 carrier-arrested landings, an American record. Mr. Carter brings extensive leadership experience across large, complex organizations, including operational execution, talent development and institutional governance, which supports the Company’s growth and organizational scaling.
Amanda Fabiano has been a member of the Board of Directors since January 2024. Mrs. Fabiano is the Chief Operating Officer of Nakamoto Holdings Inc, a digital infrastructure investment and operating platform. She is also a co-founder of Second Gate Advisory, a boutique firm offering strategic advisory services to growth-stage digital infrastructure companies. Previously, Mrs. Fabiano was the Head of Mining at Galaxy Digital Holdings (TSX: GLXY), where she led the development and scaling of large-scale data center infrastructure and oversaw strategic transactions, including the acquisition of the Helios facility from Argo Blockchain in December 2022. Prior to Galaxy, Mrs. Fabiano served as Director of Bitcoin Mining at Fidelity Investments, where she was responsible for building and operating institutional-scale infrastructure initiatives. Mrs. Fabiano holds a bachelor’s degree in Sociology, with a concentration in Criminal Justice from the University of Massachusetts. Ms. Fabiano brings significant experience in infrastructure development, operations and capital deployment, which supports the Company’s strategy to develop and operate large-scale digital infrastructure platforms.

Catherine “Cassie” Motz has been a member of the Board of Directors since November 2021. Since January 2014, Ms. Motz has been the Executive Director of the CollegeBound Foundation in Baltimore, a nonprofit focused on helping Baltimore City students matriculate to college. Ms. Motz previously served on the University System of Maryland Board of Regents from June 2014 through March 2015 and as a Deputy Chief of Staff to Maryland Governor Martin O’Malley. She also served as Deputy Legal Counsel to Governor O’Malley and as the Interim Director of the Governor’s Office for Children. Earlier in her career as an Assistant U.S. Attorney, Ms. Motz prosecuted homicide and domestic violence cases and argued appellate cases in federal and local courts. She later served as a Deputy Attorney General for the District of Columbia government, representing the city’s child welfare and mental health agencies. Ms. Motz also taught as an adjunct professor at the University of Maryland School of Law. Ms. Motz graduated summa cum laude from Dartmouth College with a B.A. in history and earned a J.D. from Yale Law School. Ms. Motz brings extensive leadership and public policy experience to the Board of Directors. Ms. Motz brings significant experience across government, legal and nonprofit leadership, including deep expertise in public policy, regulatory matters and community engagement. Her background supports the Company’s ability to navigate complex regulatory frameworks and execute large-scale infrastructure development in partnership with local stakeholders.
Steven Pincus has been a member of the Board of Directors since November 2021. Mr. Pincus served as an Executive Vice President with global insurance company Willis Towers Watson since April 2002 and was the Global Head of Broking for the firm’s FINEX business until August 2022. Most recently, he served as Executive Vice President of Willis Towers in Corporate Risk and Broking until his retirement in January 2024. With over 40 years of experience, Mr. Pincus has extensive expertise in the energy and high-tech sectors. Mr. Pincus began his career at AIG and held senior roles at Johnson & Higgins and Aon. Mr. Pincus served on the board of The Storefront Academy, a tuition-free private school in Harlem, New York. He received his BSBA in economics from the University of Arizona. Mr. Pincus brings substantial risk management, financial oversight and operational expertise to the Board of Directors.
Lisa Prager has been a member of the Board of Directors since November 2021. Ms. Prager serves as the General Counsel and Executive Vice President of the Agricultural Bank of China - New York Branch, an international commercial bank and financial services provider, since September 2017. Prior to joining the Agricultural Bank of China and through August 2017, Ms. Prager was a partner in law firms where she focused on government investigations. Prior to entering private practice, Ms. Prager was a federal prosecutor in the U.S. Attorney’s Office for the District of Columbia and Acting Assistant Secretary and Deputy Assistant Secretary for Export Enforcement at the U.S. Department of Commerce’s Bureau of Industry and Security. As an Assistant U.S. Attorney, Ms. Prager handled federal cases involving terrorism, wire and mail fraud, economic espionage, and export control violations, among other matters. Ms. Prager received a B.A. from Yale University and J.D. from Western New England University School of Law. Ms. Prager brings significant experience in legal, regulatory and compliance matters, as well as government and financial services expertise, which supports the Company’s operations in complex regulatory environments and its engagement with global counterparties.
Board Composition and Skills
The Board of Directors believes its members collectively provide a diverse set of skills and experience aligned with the Company’s strategy, including expertise in energy infrastructure, digital infrastructure development, capital markets, public company governance and high-performance computing. This alignment reflects the Company’s strategic focus on developing and operating power-advantaged digital infrastructure for AI and HPC workloads, as described in our Annual Report on Form 10-K.
Family Relationships
Lisa Prager is a sister of Paul Prager, the Company’s Co-Founder, Chief Executive Officer and Chairman of the Board of Directors. There are no other family relationships among any of the Company’s executive officers or members of the Board of Directors.

Board Diversity

Diversity Matrix
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0
Directors who are Military Veterans: 2
Required Vote
The directors will be elected by a plurality of the votes cast at the Annual Meeting. Shares voted “WITHHOLD” will not prevent a director nominee from being elected as a director. Brokers do not have the discretion to vote any uninstructed shares over the election of directors. Such broker non-votes will not affect the outcome of voting on this proposal.
CORPORATE GOVERNANCE
Corporate Governance and Board Oversight
The Board of Directors oversees the Company’s corporate governance framework and is responsible for ensuring that the Company maintains effective governance practices aligned with its business strategy and stockholder interests. The Board regularly evaluates its governance structure, policies and practices in light of evolving regulatory requirements, market standards and the Company’s continued growth and development.
As described in the Company’s Annual Report on Form 10-K, TeraWulf is a vertically integrated owner, developer and operator of large-scale digital infrastructure supporting high-performance computing and artificial intelligence workloads. In light of this strategy, the Board’s governance and oversight responsibilities include a particular focus on infrastructure development, capital allocation, energy and power strategy, cybersecurity and operational risk management.
The Board administers its risk oversight function directly and through its committees. The Audit Committee oversees financial reporting, internal controls, compliance and cybersecurity risk management. The Company maintains a cybersecurity risk management program designed to protect the confidentiality, integrity and availability of its systems and data, and has not experienced any material cybersecurity incidents. The Compensation Committee oversees compensation-related risk and alignment with long-term performance. The Nominating, Corporate Governance and Sustainability Committee oversees corporate governance practices, Board composition and environmental, social and governance matters.
The Board believes that its governance framework, including its committee structure, independent oversight and regular evaluation of governance practices, supports effective decision-making and long-term value creation.

Director Independence
Nasdaq listing rules generally require that a majority of a company’s board of directors must consist of “independent directors” within the meaning of Nasdaq listing rules. The Board of Directors has determined that each of Michael Bucella, Walter Carter, Amanda Fabiano, Catherine Motz and Steven Pincus qualifies as an independent director under the Nasdaq listing standards.
Board of Directors Leadership Structure and Board’s Role in Risk Oversight
The Board of Directors is responsible for overseeing the Company’s risk management processes, including the identification, assessment and mitigation of the most significant risks facing the Company. The Board of Directors focuses on overall risk strategy, while management is responsible for day-to-day risk management and implementation of risk mitigation measures.
The Audit Committee plays a central role in risk oversight, including cybersecurity, information and technology security and data privacy. The Board of Directors believes its administration of its risk oversight function has not negatively affected the leadership structure of the Board of Directors.
Paul Prager currently serves as the Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors does not have a formal policy requiring separation of these roles and instead determines the appropriate leadership structure based on the Company’s circumstances. Steven Pincus serves as Lead Independent Director.
The Board of Directors believes that its current leadership structure is appropriate given the Company’s size, stage of development, industry and strategic priorities. The Board regularly evaluates its leadership structure to ensure it continues to serve the best interests of the Company and its stockholders.
The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman and the executive management team permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We and our Board of Directors believe that our current Board of Directors leadership structure is currently serving the Company well.
Board of Directors Meetings and Committees
The Board of Directors has established three standing committees to assist it with the performance of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee (together, the “Committees”).
Effective April 2026, the Board of Directors refreshed its committee structure following a review of responsibilities, governance trends and regulatory developments. As part of this process, oversight of environmental, social and governance matters was formally integrated into the responsibilities of the Nominating, Corporate Governance and Sustainability Committee, reflecting the Company’s approach to embedding these considerations within its broader governance framework.

The Committees operate under written charters, which are available at the Company’s website at https://investors.terawulf.com/corporate-governance/board-committees. The current committee membership of our Board of Directors is as follows:

Director	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee
Paul Prager+
Nazar Khan
Kerri Langlais
Michael Bucella		✓
Walter Carter	C		✓
Amanda Fabiano			✓
Catherine Motz	✓	✓	C
Steven Pincus	✓	C
Lisa Prager
__________________________________
+ = Chairman of the Board of Directors
C = Chair
During the year ended December 31, 2025, the Board held seven meetings, with approximately 94% attendance. The Audit Committee, Compensation Committee and Nominating, Corporate Governance and Sustainability Committee held four, four and two meetings, respectively, with attendance of approximately 92%, 100% and 100%, respectively.
Audit Committee
Our Audit Committee consists of Walter Carter, as Chair, Catherine Motz and Steven Pincus.
Our Board of Directors has determined that each member of the Audit Committee is independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Carter is an “audit committee financial expert” within the meaning of the SEC rules and regulations. In addition, the Board of Directors has determined that each member of the Audit Committee has the requisite financial sophistication required under the applicable requirements of Nasdaq. In arriving at this determination, the Board of Directors examined each member’s scope of experience and the nature of his or her employment in the corporate finance sector.
The principal duties and responsibilities of our Audit Committee are as follows:
•Appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;
•Discussing with the independent registered public accounting firm its independence from the Company’s management;
•Reviewing, with the Company’s independent registered public accounting firm, the scope and results of its audit;
•Approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;
•Overseeing the financial reporting process and discussing with the Company’s management and independent registered public accounting firm the quarterly and annual financial statements that the Company files with the SEC;

•Overseeing the Company’s financial and accounting controls and compliance with legal and regulatory requirements;
•Reviewing the Company’s policies on risk assessment and risk management;
•Overseeing and reviewing the Company’s cybersecurity, information and technology security and data privacy frameworks, policies, programs, opportunities and risk profile;
•Reviewing related person transactions; and
•Establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
A more detailed description of our Audit Committee’s purposes and responsibilities is contained within its charter, which is available at our website at: https://investors.terawulf.com/corporate-governance/board-committees.
Compensation Committee
Our Compensation Committee consists of Steven Pincus, as Chair, Michael Bucella and Catherine Motz. The principal duties and responsibilities of the Compensation Committee are as follows:
•Reviewing and approving the Company’s compensation strategy to ensure it is appropriately tailored towards attracting, retaining and motivating senior management and other key employees;
•Reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the Company’s Chief Executive Officer and other executive officers;
•Reviewing and approving or making recommendations to the Board of Directors regarding the Company’s incentive compensation and equity-based plans, policies and programs;
•Reviewing and approving any employment agreement or compensatory transaction with an executive officer of the Company involving compensation in excess of $120,000 per year;
•Making recommendations to the Board of Directors regarding the executive officer and director indemnification and insurance matters; and
•Retaining and overseeing any independent compensation consultants.
Each member of the Compensation Committee is “independent” under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
A more detailed description of our Compensation Committee’s purposes and responsibilities is contained within its charter, which is available at our website at: https://investors.terawulf.com/corporate-governance/board-committees.
Nominating, Corporate Governance and Sustainability Committee
Our Nominating, Corporate Governance and Sustainability Committee consists of Catherine Motz, as Chair, Walter Carter and Amanda Fabiano. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:
•Developing criteria for the selection and qualifications desirable in members of the Board of Directors in accordance with the Company’s Corporate Governance Guidelines, while also accounting for the mix of skills and other qualities that provide for an appropriate board composition;
•Making recommendations to the Board of Directors regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;
•Reviewing and assessing the adequacy of the Company’s Corporate Governance Guidelines;

•Reviewing and monitoring the Company’s practices related to corporate sustainability matters and make recommendations to the Board as appropriate;
•Monitoring developments, trends, and best practices in managing corporate sustainability matters, and make recommendations to the Board as appropriate;
•Reporting to the Board of Directors as needed, and as the Board of Directors may request. and
•performing any other activities as the Committee deems appropriate, or as are requested by the Board of Directors or management, consistent with its charter, the Company’s bylaws and applicable laws and regulations.
Each member of the Nominating, Corporate Governance and Sustainability Committee is “independent” under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
A more detailed description of our Nominating, Corporate Governance and Sustainability Committee’s purposes and responsibilities is contained within its charter, which is available at our website at: https://investors.terawulf.com/corporate-governance/board-committees.
Director Nominations
The Nominating, Corporate Governance and Sustainability Committee is responsible for selecting and/or approving director nominees and recommending their approval to the Board of Directors. The Committee considers director candidates recommended for nomination by the Company’s stockholders during such times as they are seeking proposed director nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A stockholder of the Company that wishes to nominate a director for election to the Board of Directors should follow the procedures set forth in the bylaws.
The Company’s Corporate Governance Guidelines detail minimum qualifications that must be met or skills that are necessary for directors to possess when the Nominating, Corporate Governance and Sustainability Committee is recommending candidates for election, and the Board of Directors, in approving (and in the case of vacancies, appointing) such candidates to the Board of Directors. They may each take into account many factors including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other Board of Directors members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications.
The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity and experience in these various areas. In determining whether to recommend a director for re-election, the Nominating, Corporate Governance and Sustainability Committee may also consider the director’s past attendance at meetings and participation in and contribution to activities of the Board.
Compensation Committee Interlocks and Insider Participation
Members of our Compensation Committee during 2025 included Steven Pincus, as Chair, Michael Bucella and Catherine Motz. None of these directors has ever served as an officer or employee of the Company. During 2025, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

Code of Ethics
Our Board of Directors has adopted a code of conduct and ethics that applies to all our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of conduct and ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.investors.terawulf.com. The code of conduct is available on our website.
Compensation Risk Assessment
The Company believes its compensation programs do not encourage excessive or inappropriate risk taking by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team-oriented, rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Compensation Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
Communications with the Board of Directors
Stockholders and other interested parties desiring to communicate directly with the full Board of Directors, any committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing, addressed to the attention of the intended recipient(s), c/o the Office of the Chief Legal Officer, TeraWulf Inc., 9 Federal Street, Easton, MD 21601. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.
Director Attendance at Annual Meeting
The Company encourages all of our directors to attend each annual meeting of stockholders. All directors attended our 2025 Annual Meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes of ownership of such securities with the SEC. Based solely on a review of the reports received by the SEC, the Company believes that during the fiscal year ended December 31, 2025, the Company’s officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), with the exception of our late Form 4 filings by each of Mr. Prager and Mr. Bucella, due to an administrative error.
Hedging Policy
The Company’s Securities Trading Policy prohibits speculative hedging transactions, and generally prohibits directors, officers and employees from engaging in hedging or similar transactions involving the Company’s securities. Limited exceptions may be permitted in certain circumstances, including transactions designed to mitigate long-term economic exposure, subject to advance approval and compliance with the Company’s pre-clearance procedures. To our knowledge, none of our directors, officers or employees has entered into a hedging transaction involving Company securities in violation of our Securities Trading Policy.

EXECUTIVE OFFICERS
The Company’s executive officers have experience across energy infrastructure, capital markets, technology and large-scale development, which the Company believes are critical to executing its strategy. The names of the current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below.

Name	Age	Position
Paul Prager	67	Chief Executive Officer and Chairman of the Board of Directors
Patrick Fleury	48	Chief Financial Officer
Kerri Langlais	49	Chief Strategy Officer and Director
Nazar Khan	50	Chief Technology Officer and Director
William Tanimoto	35	Chief Accounting Officer
Kenneth Deane	56	Former Chief Accounting Officer and Treasurer
Paul Prager. For the biography of Mr. Prager, please see “The Board of Directors.”
Patrick Fleury has been the Chief Financial Officer and Treasurer of TeraWulf Inc. since May 16, 2022, where he is responsible for directing and overseeing the financial activities of the Company, including financial strategy, planning and reporting. Patrick Fleury brings over 25 years of finance experience, comprising of capital markets, principal investing, and advisory roles. Most recently, Patrick Fleury served as a founding member of the credit team at Platinum Equity, where he was responsible for public and private credit investments. Before that, he was a Managing Director at Blackstone’s global credit platform, GSO Capital Partners. Patrick Fleury began his career in the Global Energy & Power Investment Banking Group at Banc of America Securities, LLC. Patrick Fleury received a BA, magna cum laude, in Economics and Government & Legal Studies from Bowdoin College.
Kerri Langlais. For the biography of Ms. Langlais, please see “The Board of Directors.”
Nazar Khan. For the biography of Mr. Khan, please see “The Board of Directors.”
William Tanimoto has been the Chief Accounting Officer of TeraWulf since June 2025, where he is responsible for managing the Company’s financial functions, including accounting, audit and internal controls. Mr. Tanimoto brings more than 14 years of experience in public company audit matters. Prior to joining TeraWulf, he spent over 10 years at Deloitte LLP, most recently as Audit Senior Manager. Mr. Tanimoto holds a B.S. in Accounting from California State University, Sacramento.
Kenneth Deane departed from his role as Chief Accounting Officer and Treasurer of TeraWulf effective June 2025, Prior to that role and from July 2021, Mr. Deane was the Company’s Chief Financial Officer. From January 2008 until May 2021, Mr. Deane was an executive with Heorot Power Holdings LLC, an owner and operator of power generation assets. Before joining Heorot Power, Mr. Deane held positions of Chief Financial Officer, Vice President and Corporate Secretary at Ikonics Corporation; a Senior Finance Manager at Sun Microsystems, Inc.; and an Audit Manager at Deloitte LLP. He holds a B.S. and M.S. in accounting from the University of Florida.

COMPENSATION DISCUSSION & ANALYSIS
Named Executive Officers
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation programs for the following individuals, all of whom were deemed named executive officers (“NEOs”) for fiscal year 2025.

Name	Title
Paul Prager	Chief Executive Officer (“CEO”) and Chairman of the Board of Directors
Patrick Fleury	Chief Financial Officer (“CFO”)
Kerri Langlais	Chief Strategy Officer (“CSO”)
Nazar Khan	Chief Technology Officer (“CTO”)
William Tanimoto	Chief Accounting Officer (“CAO”)(1)
Kenneth Deane	Former CAO and Treasurer(2)
(1)     Mr. Tanimoto was appointed as our Chief Accounting Officer effective June 20, 2025.
(2)     Mr. Deane resigned as our Chief Accounting Officer & Treasurer effective June 20, 2025.
Executive Summary
Fiscal 2025 was a year of significant strategic execution for TeraWulf, marked by the continued build-out of our HPC infrastructure platform, the execution of long-term customer contracts and the advancement of multiple large-scale data center campuses. Compensation decisions were made in the context of these developments and the Company’s transition toward a contracted, infrastructure-based business model.
Fiscal 2025 Strategic, Operational and Performance Highlights
The Compensation Committee considered a range of strategic, operational and financial developments in evaluating Company performance, including:
•Execution of HPC lease agreements – Entered into long-term HPC lease agreements representing aggregate contractual value in excess of $12.8 billion, including a lease with Fluidstack supported by Google’s credit.
•Capital formation and balance sheet execution – Completed approximately $6.5 billion of debt and equity-linked financings to support development activities and ongoing operations.
•Development and deployment of HPC infrastructure – Delivered and energized initial HPC capacity, including WULF Den, CB-1 and CB-2A, and commenced HPC leasing operations in July 2025, with approximately 18 MW of critical IT capacity energized as of December 31, 2025.
•Expansion of development pipeline – Advanced multiple sites, including up to 320 MW of potential critical IT capacity at Cayuga and approximately 168 MW at the Abernathy, Texas joint venture, and added additional power-backed capacity in Kentucky and Maryland following year-end.
•Corporate and organizational development – Acquired 100% of Beowulf Electricity & Data, integrating power generation expertise and enhancing the Company’s ability to control and optimize energy infrastructure, a key differentiator in the development of large-scale AI data centers.
•Revenue and business mix – Generated $168.5 million of total revenue (up 20% year-over-year), including $16.9 million of HPC lease revenue, reflecting the initial ramp of contracted infrastructure revenues alongside legacy mining operations.
•Continued operational execution – Maintained disciplined operations across existing assets, including mining approximately 700 Bitcoin, while leveraging demand response programs and power optimization strategies to manage costs and support grid stability.

These factors informed the Compensation Committee’s assessment of Company performance and executive compensation outcomes for 2025. For additional detail, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2025 Annual Report on Form 10-K.
Compensation Program Philosophy & Objectives
The Company’s executive compensation program is designed to attract, retain and reward highly qualified executives while aligning their interests with those of our stockholders. The program emphasizes pay-for-performance, with a significant portion of total compensation delivered in variable, at-risk forms, including long-term equity incentives.
In 2025, the Company continued to execute its strategy to develop and operate power-advantaged digital infrastructure supporting high-performance computing and artificial intelligence workloads. The compensation program is structured to support this strategy, with a focus on long-term value creation, retention of key personnel and alignment with the multi-year development profile of the Company’s infrastructure assets.
The Compensation Committee regularly evaluates the design and effectiveness of the program as the Company evolves and continues to mature as a public company. In assessing pay levels, the Committee considers compensation practices at a group of industry peers, including, among others, Applied Digital Corporation, Cipher Mining Inc., Digital Realty Trust, Inc., Equinix, Inc., Hut 8 Corp. and Riot Platforms, Inc., with the objective of maintaining a competitive balance between fixed and incentive-based compensation.
The Compensation Committee believes this structure appropriately aligns management incentives with the Company’s long-term strategy of developing and operating large-scale, power-advantaged digital infrastructure assets.
How We Determine Compensation
Executive compensation is determined based on a combination of factors, including Company performance, individual contributions, market competitiveness, and the strategic importance of each executive role. In making compensation decisions, the Compensation Committee considers financial and operational performance, execution of key strategic initiatives and internal pay equity.
Market data is used as a reference point but is not determinative. The Compensation Committee exercises judgment in evaluating these factors and does not apply a formulaic approach.
Pay for Performance Alignment
The Company’s executive compensation program is designed to align compensation outcomes with Company performance and long-term stockholder value creation. Compensation outcomes for 2025 reflect the Company’s continued execution of its strategy to transition toward a contracted, infrastructure-based HPC business model, including the execution of long-term customer agreements and advancement of its data center development pipeline. For 2025, the Compensation Committee evaluated performance across a range of strategic, operational and financial factors, including:
•Execution of large-scale, long-term customer contracts, including the Company’s initial hyperscale HPC leasing agreements.
•Advancement and delivery of data center infrastructure, including energization of initial HPC capacity and progress across multiple development sites.
•Capital formation and financing execution to support long-term infrastructure buildout.
•Progress in transitioning the Company’s revenue profile toward contracted, credit-enhanced HPC revenues.
Annual cash incentive awards are determined based on Company performance and individual contributions. These awards are not determined pursuant to a strict formula, but rather they reflect the Compensation Committee’s judgment after taking into account the aforementioned factors.
A significant portion of executive compensation is delivered through long-term equity awards, including RSUs and PSUs. These awards are intended to align executive interests with stockholder value creation over time and support retention through multi-year vesting schedules. The Compensation Committee believes this approach is appropriate given the Company’s development-oriented business model.
Overview of Executive Compensation Governance Practices
WHAT WE DO:
✓Maintain a pay-for-performance compensation structure with a significant portion of compensation at risk.
✓Utilize long-term equity incentives to align executive compensation with stockholder interests.
✓Maintain an independent Compensation Committee composed entirely of independent directors.
✓Engage an independent compensation consultant.
✓Structure compensation practices to avoid incentivizing excess risk-taking.
✓Maintain a clawback policy for the recovery of excess incentive compensation.
WHAT WE DON’T DO:
✗Provide single-trigger vesting upon a change in control.
✗Provide significant perquisites.
✗Permit short sales or derivative transactions involving Company securities.
✗Provide excise tax gross-ups.
Determination of Executive Compensation
Role of the Board of Directors and the Compensation Committee
The Company’s executive compensation program is designed and overseen by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for reviewing, approving, and administering the Company’s executive compensation policies, ensuring alignment with the Company’s strategic objectives and stockholder interests.
As part of its mandate, the Compensation Committee conducts an annual review of the compensation levels of the Company’s NEOs to ensure competitive market positioning. This review includes evaluating base salaries, annual cash bonus opportunities, and long-term equity-based awards in the context of Company performance, industry benchmarks, and evolving best practices.
Role of Management
Management supports the Compensation Committee by providing market data, performance assessments, and compensation recommendations. The Chief Executive Officer evaluates the performance of other non-CEO executive officers and provides recommendations to the Compensation Committee, which retains full decision-making authority. The Compensation Committee determines the compensation of the Chief Executive Officer independently.
Although the Compensation Committee retains ultimate authority over compensation decisions, it has delegated the responsibility for determining compensation for non-executive employees to the Chief Executive Officer. Management regularly updates the Compensation Committee on non-executive compensation matters and seeks input as needed.
Compensation Consultant
To ensure an objective approach, the Compensation Committee engages an independent compensation consultant for executive compensation advisory services.

During fiscal 2025, the Compensation Committee transitioned its independent compensation consultant from Compensia, Inc. to Lyons, Benenson & Company Inc. Neither firm provided additional services to the Company in fiscal 2024. Lyons Benenson now serves as the Committee’s sole independent compensation consultant and provides guidance on executive compensation design, market benchmarking and governance practices. The Compensation Committee assessed the independence of Lyons Benenson in accordance with applicable SEC and Nasdaq rules and determined that no conflicts of interest exist.
Peer Group Development
The Compensation Committee reviews compensation practices of companies it considers to be relevant peers as part of its evaluation of executive compensation.
As the Company’s business continues to evolve, the Compensation Committee, with the assistance of Lyons Benenson, has begun refining its peer framework to reflect companies with characteristics the Compensation Committee considers relevant, including:
•Companies with large-scale data center or digital infrastructure operations
•Businesses with significant power or energy infrastructure exposure
•Companies with generally comparable revenues, market capitalizations and growth profiles
The Compensation Committee uses peer data as a reference point but does not rely on benchmarking as the sole determinant of compensation decisions.
Say on Pay Advisory Vote
At the Company’s 2025 Annual Meeting, the Company’s executive compensation program received 74% stockholder approval.
While the “Say on Pay” advisory vote is non-binding, the Compensation Committee considered the outcome when deciding to maintain the overall structure of the Company’s compensation program for fiscal 2025.
Looking Forward to Fiscal 2026
The Compensation Committee expects to continue evaluating and refining the Company’s executive compensation program in light of the Company’s evolving business and market conditions.
Areas of focus include the continued evaluation of the Company’s peer group composition, the role of performance-based equity compensation and the alignment of compensation outcomes with long-term stockholder value creation. The Compensation Committee remains committed to maintaining a disciplined, transparent and performance-oriented compensation program aligned with stockholder interests.
Employment Arrangements
The Company is party to employment agreements (the “TW Employment Agreements”) with each of Mr. Prager, Mr. Khan, Ms. Langlais and Mr. Fleury. The TW Employment Agreements set forth the general terms of employment, including an initial base salary, target bonus opportunity, benefits and other standard employment provisions.
The current base salaries under the TW Employment Agreements are $1,000,000 for Mr. Prager, $750,000 for Mr. Khan, and $500,000 for each of Ms. Langlais and Mr. Fleury. Each executive is also eligible to receive an annual target bonus equal to 150% of base salary for Mr. Prager, 100% of base salary for Mr. Khan, and 85% of base salary for each of Ms. Langlais and Mr. Fleury.
In addition, each executive is eligible for reimbursement of reasonable business expenses, participation in employee benefit plans and programs made available to employees generally (including medical, 401(k) and paid time off), and eligibility to receive equity-based awards under the TeraWulf 2021 Omnibus Incentive Plan, as amended on May 5,

2025 (the “2021 Plan”), or any successor plan, in each case subject to the terms and conditions of such benefit plans and programs.
Mr. Fleury’s employment agreement also provides for an initial equity inducement award consisting of 1,000,000 RSUs, of which 25% vest on each of the first two anniversaries of the grant date and the remaining 50% vest on the third anniversary of the grant date, in each case subject to Mr. Fleury’s continued employment or service with the Company through each such vesting date (the “Inducement Award”). The Inducement Award was granted as an “employment inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4) and was not awarded under the 2021 Plan.
Additional information regarding severance payments and benefits payable upon termination of employment or a change in control is provided below under “Potential Payments upon Termination of Employment or Change in Control”.
Since June 20, 2025, we employ Mr. Tanimoto as Chief Accounting Officer on an at-will basis; his current base salary equals $300,000 and he is eligible to receive an annual target bonus opportunity equal to 50% of his base salary.
Effective June 20, 2025, Mr. Deane resigned from his role as Chief Accounting Officer and Treasurer. See “Potential Payments upon Termination of Employment or Change in Control” below for additional details related to his resignation of employment with the Company.
Key Components of Executive Compensation
The principal elements of compensation for our NEOs are (i) base salary, (ii) annual cash bonuses and (iii) long-term incentive compensation. These elements are designed to work together to support the Company’s compensation objectives of attracting and retaining qualified executives, aligning compensation with Company performance and promoting long-term stockholder value creation.
Base salary provides a fixed level of compensation based on each executive’s role, experience and responsibilities. Annual cash bonuses are intended to reflect Company performance and individual contributions over the applicable fiscal year. Long-term incentive compensation, consisting of equity-based awards, is designed to align executive interests with those of stockholders and to support retention through multi-year vesting.
Each of these elements is discussed in more detail below.
Compensation Programs Pay Mix
The charts below present the allocation between fixed and variable compensation components for our NEOs for fiscal 2025, including base salary, annual cash bonuses and long-term equity awards (based on grant date fair value).

The Compensation Committee considers the relative allocation between cash and equity compensation, as well as between fixed and variable compensation, in light of market practices, Company performance and the need to balance short-term incentives with long-term alignment to stockholder value. No single factor is determinative, and the Compensation Committee retains discretion in making these determinations.
Compensation Element: Annual Base Salary
Base salaries are intended to provide a stable level of compensation for our NEOs and are reviewed periodically by the Compensation Committee. In determining base salaries, the Compensation Committee considers factors including the executive’s role and responsibilities, experience, individual performance, internal pay equity and market data.
Base salaries may be established in employment agreements and are subject to review and adjustment by the Compensation Committee.
As of the end of fiscal 2024 and fiscal 2025, base salaries for our NEOs were as follows:

Name / Title	Fiscal 2024 Base Salary Rate ($)	Fiscal 2025 Base Salary Rate ($)	% Increase
Paul Prager CEO and Chairman of the Board of Directors	1,000,000	1,000,000	0.0%
Patrick Fleury CFO	500,000	500,000	0.0%
Kerri Langlais CSO and Director	500,000	500,000	0.0%
Nazar Khan CTO and Director	750,000	750,000	0.0%
William Tanimoto CAO	190,000	300,000	57.9%(1)
Kenneth Deane Former CAO and Treasurer	325,000	—	0.0%
(1)    The salary increase for Mr. Tanimoto was due to the additional responsibilities and duties given his new role as CAO of the Company.
Compensation Element: Annual Cash Bonuses
Annual cash bonuses are awarded at the discretion of the Compensation Committee and are intended to reflect Company performance and individual contributions for the applicable year.
In evaluating performance for fiscal 2025, the Compensation Committee considered a range of factors, including financial results, operational performance and execution of strategic initiatives. These included, among other things, capital formation activities, development and commercialization of infrastructure assets and execution of strategic transactions.
While target bonus opportunities are set forth in employment agreements, actual bonus determinations are not formulaic and may differ from target based on the Compensation Committee’s assessment of Company and individual performance. Payment of bonuses is generally subject to continued employment through the payment date.
The 2025 annual target bonus opportunities for each NEO were as follows:

Name	2024 Target Bonus Opportunity (% Base Salary)	2025 Target Bonus Opportunity (% Base Salary)	2025 Target Bonus ($)(1)
Paul Prager	150%	150%	1,500,000
Patrick Fleury	50%	85%	425,000
Kerri Langlais	50%	85%	425,000
Nazar Khan	100%	100%	750,000
William Tanimoto	20%	50%	150,000
Kenneth Deane	25%	—%	—
(1)    Although each of our NEOs have target bonus amounts set forth in their respective employment agreements, the actual bonus amounts payable to the NEOs are discretionary and not formulaically determined, and take into account both objective and subjective performance factors as determined by the Compensation Committee, generally subject to continued employment through the payment date.
As disclosed in the Summary Compensation Table, actual bonus amounts for fiscal 2025 reflect the Compensation Committee’s evaluation of performance during the year, including consideration of significant strategic and financing activities.
Compensation Element: Long-Term Equity Based Incentives
Long-term equity-based compensation is a key component of the Company’s executive compensation program and is intended to align the interests of executives with those of stockholders and support retention.
Equity awards are granted under the Company’s 2021 Plan and may include RSUs, PSUs and, in certain cases, restricted stock awards. The Compensation Committee determines the size and form of equity awards in consultation with its compensation consultant Lyons Benenson, taking into account the executive’s role, market data, retention considerations and Company performance.
RSUs generally vest over multi-year periods based on continued service, while PSUs vest based on the achievement of specified performance parameters, including stock price hurdles. The Compensation Committee believes that a mix of time-based and performance-based awards provides an appropriate balance between retention and performance alignment
During fiscal 2025, the Company granted equity awards in connection with annual compensation, as well as certain restricted stock awards in connection with the achievement of strategic milestones. These awards were designed to recognize performance and reinforce retention during a period of significant Company activity.
The fiscal 2025 long-term equity awards are summarized below. The terms of these awards, including vesting conditions and transfer restrictions, are described in the accompanying footnotes:

Name / Title	PSUs Stock Price(1) (#)	RSUs Pro-Rata(2) (#)	Vested Restricted Stock(3) (#)
Paul Prager CEO and Chairman of the Board of Directors	1,000,000	2,500,000	1,100,000
Patrick Fleury CFO	—	1,500,000	1,000,000
Kerri Langlais CSO and Director	—	1,500,000	1,000,000
Nazar Khan CTO and Director	800,000	2,000,000	1,000,000
William Tanimoto CAO	—	75,000	—
Kenneth Deane Former CAO and Treasurer	—	80,000	—

(1)    These PSUs vest only upon the achievement of specified stock price hurdles during a three year performance period, subject to continued employment through the applicable vesting date: (i) one-half (1/2) of the PSUs vest upon achievement by the Company of a Stock Price Hurdle equal to $6.00 per share or greater; and (ii) one-half (1/2) of the PSUs vest upon achievement by the Company of a Stock Price Hurdle equal to $6.50 per share or greater. The “Stock Price Hurdles” require an average closing price of common stock of the Company on the NASDAQ calculated over the forty-five (45) consecutive trading days immediately preceding the applicable determination date.
All of the applicable Stock Price Hurdles for these 2025 PSUs were achieved as of September 8, 2025.
(2)    These RSUs vest 33% on the first three anniversaries of the respective grant date, subject to continued employment through the applicable vesting date. In connection with Mr. Deane’s resignation, his underlying award agreement was modified so any unvested RSUs remain outstanding and and continue to vest and settle based on the original vesting schedule as if Mr. Deane remained employed through the relevant vesting dates.
(3)    The vested shares of restricted stock are not assignable, saleable or transferable by the recipient NEO until the 12-month anniversary of the grant date.
All Other Compensation
Employee Benefits and Perquisites
Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, life and disability plans, in each case, on the same basis as all of our other employees.
From time to time, our NEOs travel on a Company-chartered aircraft to maximize the efficiency of their travel and availability for Company business. In limited circumstances, family members or guests may accompany an executive where there is no incremental cost to the Company. On ten occasions in 2025, family members or guests of Mr. Prager accompanied him on business trips on Company chartered aircraft at no incremental cost to us.
In 2025, we provided Messrs. Prager and Khan and Ms. Langlais with a comprehensive, personalized medical concierge service and reimbursed Mr. Fleury for the cost associated with a comparable program. These programs offer immediate access to top-tier medical care, including 24/7 home and urgent care, on-demand specialist referrals, and in-depth annual health assessments. The programs are designed to minimize disruptions to executive work schedules and protect the health of our leadership team. The total cost for these programs was $463,000 and is reported in the “All Other Compensation” column of the Summary Compensation table below.
Related Considerations
Securities Trading Policy
Our Securities Trading Policy provides that employees, including our executive officers, and the members of our Board of Directors, are prohibited from engaging in transactions in our securities if such employee or director possesses material, non-public information about the Company. In addition, certain persons covered by our Securities Trading Policy must advise our Chief Legal Officer and obtain approval before effectuating any transaction in our securities. Because the Company believes it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and employees of the Company, and their related persons, are prohibited from engaging in any of the following activities with respect to securities of the Company: (i) purchases of the Company’s stock of the Company on margin generally; (ii) short sales; and (iii) buying or selling puts, calls, options or other derivatives in respect of the Company’s securities.
Certain Tax Matters
The Internal Revenue Code generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s covered employees, including its NEOs. We expect that compensation paid to our covered employees, including our NEOs, in excess of $1 million will not be deductible (except in accordance with certain limited exceptions).

Accounting Matters
Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. GAAP. The financial statement impact of various compensation awards is an important factor that the Compensation Committee considers in determining the amount, form, and design of each pay component for our executives.
Clawback Policy
The Company adopted a Clawback Policy in October 2023 that complies with the SEC and Nasdaq listing standards, and provides that the Company shall recover certain incentive-based compensation of our current and former executive officers in the event the Company is required to issue restated consolidated financial statements with a qualifying accounting restatement. In addition, the 2021 Plan provides the Compensation Committee with authority to recover all equity awards (including time-based awards) granted pursuant to the 2021 Plan in the event a 2021 Plan participant engages in detrimental conduct, as defined in the 2021 Plan.
Compensation Committee Report
The Compensation Committee, composed entirely of independent directors, reviewed, and discussed the CD&A with management and with the other members of the Board. Based on their review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
The Compensation Committee has an established charter outlining the practices it follows. The charter is available on the Company’s website at https://investors.terawulf.com/corporate-governance/board-committees.
Members of the Compensation Committee:
•Michael Bucella
•Catherine J. Motz
•Steven Pincus (Chair)
Summary Compensation Table
The following table sets forth compensation information for our NEOs for services performed for the Company and its subsidiaries for the fiscal year ended December 31, 2025:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul Prager, Chief Executive Officer and Chairman of the Board of Directors	2025	1,000,372	15,000,000	23,151,000	259,633	39,411,005
	2024	960,112	1,500,000	4,433,145	19,383	6,912,640
	2023	950,545	1,425,000	—	18,633	2,394,178
Patrick Fleury, Chief Financial Officer	2025	500,372	7,000,000	12,600,000	33,377	20,133,749
	2024	419,727	1,500,000	7,761,281	377	9,681,385
	2023	390,907	400,000	724,880	377	1,516,164
Kerri Langlais, Chief Strategy Officer and Director	2025	500,372	7,000,000	12,600,000	88,630	20,189,002
	2024	419,727	1,400,000	7,761,281	18,380	9,599,388
	2023	401,055	400,000	724,880	17,630	1,543,565
Nazar Khan, Chief Technology Officer and Director	2025	750,372	10,000,000	19,176,000	133,077	30,059,449
	2024	508,188	750,000	4,850,516	18,380	6,127,084
William Tanimoto, Chief Accounting Officer	2025	245,795	180,000	612,900	12,358	1,051,053
Kenneth Deane, Former Chief Accounting Officer and Treasurer	2025	175,124	—	436,800	16,184	628,108
	2024	325,496	350,000	478,780	18,781	1,173,057
	2023	325,699	162,500	144,976	18,494	651,669

________________________________
(1)    The amount shown in this column for Mr. Prager includes $474,999 in 2023 that he voluntarily elected to defer receipt to a later year.
(2)    Represents the aggregate grant date fair value of the restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) granted in 2025 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, which, for PSU awards, is based on the probable outcome of the performance conditions. See Note 4 to our consolidated financial statements included in our Annual Report for the assumptions made in determining these values. The value for each PSU award, as of the grant date, assuming the maximum level of performance, is $5,245,000 for Mr. Prager and $4,196,000 for Mr. Khan.
(3)    Amounts reported in the Summary Compensation Table for 2025 as “All Other Compensation” for fiscal year 2025 include the following: for Mr. Prager: employer matching contributions to a defined contribution plan of $17,500, life insurance premiums of $2,133 and fees for concierge medical services of $240,000; for Mr. Fleury: life insurance premiums of $377 and fees for concierge medical services of $33,000; for Ms. Langlais: employer matching contributions to a defined contribution plan of $17,500, life insurance premiums of $1,130 and fees for concierge medical services of $70,000; for Mr. Khan: employer matching contributions to a defined contribution plan of $11,947, life insurance premiums of $1,130 and fees for concierge medical services of $120,000; for Mr. Tanimoto: employer matching contributions to a defined contribution plan of $11,804 and life insurance premiums of $554; and for Mr. Deane: employer matching contributions to a defined contribution plan of $12,894 and life insurance premiums of $3,290. On ten occasions in 2025, family members or guests of Mr. Prager accompanied him on business trips on a Company-leased aircraft. In those instances, there was no incremental cost to the Company, and as a result, no amount is reflected in the table.

Grants of Plan-Based Awards
The following table represents all plan-based awards granted to our NEOs as of the fiscal year ended December 31, 2025:

			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(4)
Name	Award	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Paul Prager	PSU(1)	1/2/2025	—	500,000	1,000,000	—	5,245,000
	RSU(2)	8/1/2025				2,500,000	11,900,000
	Restricted Stock(3)	1/2/2025				1,100,000	6,006,000
Patrick Fleury	RSU(2)	8/1/2025				1,500,000	7,140,000
	Restricted Stock(3)	1/2/2025				1,000,000	5,460,000
Kerri Langlais	RSU(2)	8/1/2025				1,500,000	7,140,000
	Restricted Stock(3)	1/2/2025				1,000,000	5,460,000
Nazar Khan	PSU(1)	1/2/2025	—	400,000	800,000		4,196,000
	RSU(2)	8/1/2025				2,000,000	9,520,000
	Restricted Stock(3)	1/2/2025				1,000,000	5,460,000
Will Tanimoto	RSU(2)	1/2/2025				15,000	81,900
	RSU(2)	6/24/2025				30,000	115,200
	RSU(2)	10/16/2025				30,000	415,800
Kenneth Deane	RSU(2)	1/2/2025				80,000	436,800

(1)    Represents the number of PSUs-Stock Price that were granted in fiscal 2025 under the 2021 Plan. See “Compensation Discussion and Analysis-Key Components of Executive Compensation-Compensation Element: Long-Term Equity-Based Incentives” for a description of the material terms of these awards.
(2)    Represents the number of RSUs-Pro-Rata that were granted in fiscal 2025 under the 2021 Plan. See “Compensation Discussion and Analysis-Key Components of Executive Compensation-Compensation Element: Long-Term Equity-Based Incentives” for a description of the material terms of these awards.
(3)    Represents the number of shares of vested restricted stock that were granted in fiscal 2025 under the 2021 Plan. See “Compensation Discussion and Analysis-Key Components of Executive Compensation-Compensation Element: Long-Term Equity-Based Incentives” for a description of the material terms of these awards.
(4)    The amounts in this column represent the aggregate grant date fair value of the equity awards calculated in accordance with FASB ASC Topic 718. See footnote 2 to the Summary Compensation Table. See Note 4 to our consolidated financial statements included in our Annual Report for the assumptions made in determining these values.

Outstanding Equity Awards at 2025 Fiscal Year End
The following table shows all outstanding Company equity awards held by our NEOs as of the fiscal year ended December 31, 2025:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Paul Prager	2,500,000(2)	28,725,000
Patrick Fleury	1,500,000(2)	17,235,000
Kerri Langlais	1,500,000(2)	17,235,000
Nazar Khan	2,000,000(2)	22,980,000
William Tanimoto	114,999(3)	1,321,339
Kenneth Deane	80,000(4)	919,200
__________________________________
(1)    The market values shown above are based on the $11.49 closing market price of our common stock on December 31, 2025.
(2)    One-third (1/3rd) of the RSUs granted in 2025 vest on each of the first three anniversaries of the date of grant, August 1, 2025, subject to continued employment at the applicable vesting date.
(3)    The 6,666 RSUs granted in 2023 vest on August 16, 2026. 16,667 of the RSUs granted in 2024 vested on January 9, 2026 and the remaining 16,666 vest on January 9, 2027. 5,000 of the RSUs granted in 2025 vested on January 2, 2026 and the remaining 70,000 vest on each of the first three anniversaries of the date of grants, January 1, 2025, June 24, 2025, and October 16, 2025. All RSU vesting remains subject to continued employment at the applicable vesting date.
(4)    One-third (1/3rd) of the RSUs granted in 2025 vest on each of the first three anniversaries of the date of grant, January 2, 2025.
Stock Vested During Fiscal 2025
The following table provides information concerning the vesting of stock awards during fiscal 2025 on an aggregated basis for each of our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul Prager	2,600,000	18,141,000
Patrick Fleury	1,640,000	7,991,400
Kerri Langlais	1,140,000	6,231,400
Nazar Khan	2,200,000	15,168,000
William Tanimoto	23,334	151,638
Kenneth Deane	154,000	649,540
Potential Payments upon Termination or Change in Control
The following summaries describe the potential payments and benefits that we would provide to our NEOs in connection with a termination of employment and/or a change in control, assuming the applicable triggering event occurred on December 31, 2025.

Severance Benefits - Paul Prager, Patrick Fleury, Kerri Langlais, Nazar Khan and William Tanimoto
The TW Employment Agreements provide that, if a NEO’s employment is terminated by the Company without “cause” (including non-renewal of the term, except for Mr. Fleury) or by such NEO for “good reason” (each as defined in the applicable TW Employment Agreement), subject to such NEO’s execution of an effective general release of claims and continued compliance with non-competition, non-solicitation and other restrictive covenants applicable to such NEO pursuant to such NEO’s restrictive covenant agreement (which is incorporated by reference into such NEO’s TW Employment Agreement), the Company will pay or provide the NEO with the following severance benefits:
(i) a lump-sum cash payment payable on the 60th calendar day following the termination date in an aggregate amount equal to the annual base salary that would have been paid to the NEO during the 12-month (for Mr. Prager only, 18-month) period (the “severance period”) following the termination date;
(ii) continued coverage during the severance period (or until such NEO becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier) for such NEO and any eligible dependents under all of the Company’s health and welfare plans in which such NEO and any such dependents participated immediately prior to the termination date, subject to any active-employee cost-sharing or similar provisions in effect for such NEO thereunder as of immediately prior to the termination date; provided, however, that such coverage will not be provided in the event the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and, in lieu of providing the coverage described above, the Company will instead pay such NEO a fully taxable monthly cash payment in an amount such that, after payment by such NEO of all taxes on such payment, such NEO retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the severance period;
(iii) a prorated portion of the annual bonus payable with respect to the fiscal year in which such termination occurs determined on a daily basis, based on target level of achievement of the applicable performance goals for such year, payable on the 60th calendar day following the termination date;
(iv) any previously earned annual bonus payable to such NEO for any fiscal year completed on or before the termination date that has not been paid to such NEO as of the termination date, payable on the 60th calendar day following the termination date; and
(v) all outstanding equity awards then-held by such NEO will be treated in accordance with the terms of the applicable equity plan and award agreements; provided, however, that, with respect to awards that vest (x) solely based on continued service with the Company, such NEO will vest in any tranche scheduled to vest in accordance with the applicable award agreement during the severance period (excluding the Inducement Award) and (y) based on the achievement of performance criteria, based on the actual achievement of such performance criteria that occurs during the severance period.
The TW Employment Agreements provide that if a NEO’s employment is terminated by the Company due to such NEO’s death or disability (each as defined in the applicable TW Employment Agreement), subject to such NEO’s (or his or her estate’s) execution of an effective general release of claims and continued compliance with non-competition, non-solicitation and other restrictive covenants applicable to such NEO pursuant to such NEO’s restrictive covenant agreement, the Company will pay or provide such NEO (or his or her estate) with the following severance benefits:
(i) a prorated portion of the annual bonus payable with respect to the fiscal year in which such termination occurs determined on a daily basis, based on target level of achievement of the applicable performance goals for such year, payable on the 60th calendar day following the termination date; and
(ii) any previously earned annual bonus payable to such NEO for any fiscal year completed on or before the termination date that has not been paid to such NEO as of the termination date, payable on the 60th calendar day following the termination date.
Pursuant to the terms of a restrictive covenant agreement entered into between the Company and each of the NEOs (including Mr. Tanimoto who is not party to any benefit agreements), each of the NEOs is bound by certain restrictive covenants during employment and for a specified period thereafter, including non-competition (6 months post-employment; provided that such period increases to 12 months post-employment if the NEO’s employment is terminated by the Company for cause), non-solicitation (18 months post-employment), non-disparagement (indefinite) and confidentiality (indefinite).
The award agreements, pursuant to which Mr. Fleury, Ms. Langlais, Mr. Khan, Mr. Tanimoto and Mr. Deane were granted awards of RSUs and PSUs under our 2021 Plan, provide that, in the event of his or her termination of employment or service with the Company at any time, all unvested RSUs and PSUs, as applicable, are immediately canceled. The Inducement Award also provides that, in the event of Mr. Fleury’s termination of employment or service with the Company at any time, all unvested RSUs are immediately canceled.
Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control for Paul Prager
	Involuntary Termination Without Cause/by Executive for Good Reason(1)/Following Change in Control(2)	Death	Disability
Cash Severance Payment(3)	$3,000,000	$1,500,000	$1,500,000
Continued Benefits Coverage(4)	71,860	—	—
Acceleration of RSUs(5)	9,575,008	—	—
Acceleration of PSUs	—	—	—
Total	$12,646,868	$1,500,000	$1,500,000
(1)    Assumes a qualifying voluntary resignation for good reason or involuntary termination of employment for any reason other than cause, in either case, absent a change-in-control of the Company.
(2)    Mr. Prager is not entitled to enhanced severance upon a change-in-control of the Company.
(3)    The amounts in this row are based on Mr. Prager’s (i) continued base salary for 18 months (this is not applicable on death or disability) and (ii) pro-rated target annual bonus in the year of termination.
(4)    The amounts in this row represent the cost of Mr. Prager’s monthly health care premium under COBRA for an 18-month period.
(5)    Represents the value associated with the acceleration or continuation of the vesting of equity awards. In the case of RSUs, the value was based on the $11.49 closing market price of our common stock on the last trading day of fiscal year 2025, December 31, 2025.
The Company does not maintain a formal severance policy; however, severance benefits have been provided on a case-by-case basis. Mr. Deane departed from his role as TeraWulf’s Chief Accounting Officer and Treasurer effective June 2025. In connection with Mr. Deane’s voluntary resignation, his RSU award award agreement was modified so 80,000 unvested RSUs remain outstanding and continue to vest and settle based on the original vesting schedule as if Mr. Deane remained employed through the relevant vesting dates. Mr. Deane did not receive any severance or other incremental benefits in connection with his departure. Mr. Tanimoto is an at-will employee and has no contractual entitlement to severance benefits.

Potential Payments Upon Termination or Change in Control for Patrick Fleury
	Involuntary Termination Without Cause/by Executive for Good Reason(1)/Following Change in Control(2)	Death	Disability
Cash Severance Payment(3)	$925,000	$425,000	$425,000
Continued Benefits Coverage(4)	33,222	—	—
Acceleration of RSUs(5)	5,745,000	—	—
Acceleration of PSUs	—	—	—
Total	$6,703,222	$425,000	$425,000

Potential Payments Upon Termination or Change in Control for Kerri Langlais
	Involuntary Termination Without Cause/by Executive for Good Reason(1)/Following Change in Control(2)	Death	Disability
Cash Severance Payment(3)	$925,000	$425,000	$425,000
Continued Benefits Coverage(4)	33,736	—	—
Acceleration of RSUs(5)	5,745,000	—	—
Acceleration of PSUs	—	—	—
Total	$6,703,736	$425,000	$425,000

Potential Payments Upon Termination or Change in Control for Nazar Khan
	Involuntary Termination Without Cause/by Executive for Good Reason(1)/Following Change in Control(2)	Death	Disability
Cash Severance Payment(3)	$1,500,000	$750,000	$750,000
Continued Benefits Coverage(4)	38,003	—	—
Acceleration of RSUs(5)	7,660,004	—	—
Acceleration of PSUs	—	—	—
Total	$9,198,007	$750,000	$750,000

(1)    Assumes a qualifying voluntary resignation for good reason or involuntary termination of employment for any reason other than cause, in either case, absent a change-in-control of the Company.
(2)    The NEOs are not entitled to enhanced severance upon a change-in-control of the Company.
(3)    The amounts in this row are based on the NEO’s (i) continued base salary for 12 months (this is not applicable on death or disability) and (ii) pro-rated annual bonus in the year of termination.
(4)    The amounts in this row represent the cost of the NEO’s monthly health care premium under COBRA for a 12-month period.

(5)    Represents the value associated with the acceleration or continuation of the vesting of equity awards. In the case of RSUs, the value was based on the $11.49 closing market price of our common stock on the last trading day of fiscal year 2025, December 31, 2025.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
The following table sets out information regarding fiscal years ended December 31, 2025, December 31, 2024, December 31, 2023, December 31, 2022 and December 31, 2021 in satisfaction of Item 402(v) of Regulation S-K, which requires disclosure regarding executive “compensation actually paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance.

Year	Summary Compensation Table Total for PEO 1 (Paul Prager) ($)	CAP to PEO 1 (Paul Prager) ($)	Summary Compensation Table Total for PEO 2 (Glenn Sandgren) ($)	CAP to PEO 2 (Glenn Sandgren) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average CAP to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)	Net Loss ($)
	(1)	(2)(4)	(1)	(2)	(3)	(4)	(5)	(6)
2025	39,411,005	60,296,005	—	—	14,412,272	21,721,855	115	(661,416,000)
2024	6,912,640	13,411,995	—	—	6,645,228	10,254,041	57	(72,418,000)
2023	2,394,178	2,394,178	—	—	1,529,864	5,370,434	24	(73,421,000)
2022	2,402,173	2,402,173	—	—	2,424,466	712,106	7	(90,791,000)
2021	625,228	625,228	964,343	820,233	405,734	405,734	151	(95,683,000)
__________________________________
(1)    The dollar amounts reported in this column are the amounts of total compensation reported for our Principal Executive Officer (“PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table, which for 2025, 2024, 2023 and 2022, includes our current PEO Paul Prager (PEO 1), and for 2021, includes our current PEO Paul Prager (PEO 1) and former PEO Glenn Sandgren (PEO 2).
(2)    The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K, which for 2025, 2024, 2023 and 2022, includes our current PEO Paul Prager, and for 2021, includes our current PEO Paul Prager and former PEO Glenn Sandgren (PEO 2). The dollar amounts do not reflect the actual amount of compensation earned by or paid to such executives during the applicable year. No adjustments were made to Mr. Prager’s compensation reported in the “Total” column of the Summary Compensation Table as no equity compensation was granted to or outstanding for Mr. Prager during 2023, 2022 and 2021. No adjustments were made to Mr. Sandgren’s compensation reported in the “Total” column of the Summary Compensation Table for the fair value at year-end of his outstanding and unvested equity awards granted in 2021 as such awards were canceled and settled/exercised in connection with the Company’s completion of its business combination, including the related mergers, with IKONICS on December 13, 2021 and, as a result, such values were already included in Mr. Sandgren’s compensation reported in the “All Other Compensation” and “Total” columns of the Summary Compensation Table for the fiscal year 2021 as disclosed in the Company’s 2022 proxy statement.
(3)    The dollar amounts reported in this column represent the average of the amounts reported for the Company’s non-PEO named executive officers (“Non-PEO NEOs”) as a group in the “Total” column of the Summary Compensation Table in each applicable year. For purposes of calculating the average amounts in each applicable year, the names of each of the Non-PEO NEOs included are as follows: (a) for 2025: Patrick Fleury, Kerri Langlais, Nazar Khan, Kenneth Deane and William Tanimoto; (b) for 2024: Patrick Fleury, Kerri Langlais, Nazar Khan and Kenneth Deane; (b) for 2023: Patrick Fleury and Kerri Langlais; (c) for 2022: Patrick Fleury and Kenneth Deane; and (d) for 2021: Nazar Khan, Kerri Langlais, Claude Piguet and Kenneth Hegman.
(4)    The dollar amounts reported in this column represent the amount of “compensation actually paid” to the PEO and average amount of “compensation actually paid” to Non-PEO NEOs as a group in the applicable year as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year.
In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the total compensation for the PEO and the average total compensation for the Non-PEO NEOs as a group for 2025 to determine the compensation actually paid.

	PEO	Average of Non-PEO NEOs
Fiscal Year	2025	2025
Total from Summary Compensation Table	$39,411,005	$14,412,272
(-) Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(23,151,000)	(9,085,140)
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	28,725,000	11,846,190
(+) Fair Value at Vesting Date of Option Awards and Stock Awards Granted and Vested in Fiscal Year	15,386,000	4,776,800
(+) Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	46,639
(+) Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(75,000)	(274,906)
Compensation Actually Paid	$60,296,005	$21,721,855
(5)    Cumulative Total Shareholder Return (“TSR”) is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The Company did not declare dividends for the fiscal years ended December 31, 2025, 2024, 2023 and 2022 and the period from February 8, 2021 (date of inception) to December 31, 2021.
(6)    Dollar amounts reported in this column represent the amount of net loss reflected in the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2025, 2024, 2023 and 2022 and the period from February 8, 2021 (date of inception) to December 31, 2021.
Relationship Between Pay and Performance
For the four-year period shown in the table above, the amount of CAP for our PEO Paul Prager is not generally aligned with our TSR because Mr. Prager did not receive any equity-related compensation during such period. By contrast, our Non-PEO NEOs receive equity awards, which vary in value year-to-year depending on our stock price. As a result, the amount of CAP for our Non-PEO NEOs is somewhat related to our TSR over time. For example, PSUs, which are an integral part of our executive compensation program for our Non-PEO NEOs, are related to Company performance, although not directly tied to TSR, because they provide value only if the price of our common stock increases, subject to the NEO’s continued employment over the applicable performance period. These PSU awards strongly align our Non-PEO NEOs’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our Non-PEO NEOs to continue in our employment for the long term. In addition, our CAP for our PEO and Non-PEO NEOs is generally aligned with our net loss for the years shown in the table above.
DIRECTOR COMPENSATION
Compensation of Directors
Consistent with our non-employee director compensation policy, each of our non-employee directors will receive, as applicable, an annual director fee, fees for serving as the lead independent director or chair of a committee and equity awards in connection with his or her services. In addition, each director is reimbursed for out-of-pocket expenses in connection with his or her services. As employees of the Company, Mr. Prager, Mr. Nazar and Ms. Langlais do not receive any additional compensation for their services on our Board of Directors.
Our current non-employee director compensation program has two components: (1) a cash component, designed to compensate members for their service on our Board of Directors and its committees and (2) an equity component, designed to align the interests of our directors and stockholders and, by vesting over time, to create an incentive for continued service on our Board of Directors. The following table describes the compensation arrangements with our non-employee directors effective for fiscal year 2025:

Annual Cash Retainers

•Cash retainer	$100,000

•Lead independent director (additional cash retainer)	$25,000

•Committee chairmanship (additional cash retainers)	Audit Committee Chair: $25,000 Compensation Committee Chair: $25,000 Nominating, Corporate Governance and Sustainability Committee Chair: $25,000
Annual Equity Award

RSUs that vest on the first anniversary of the date of grant
Each non-employee director will receive an annual grant of RSUs with a grant date value of $200,000.
The lead independent director will receive an additional annual grant of RSUs with a grant date value of $25,000.

The cash elements of compensation are paid in quarterly installments in arrears and prorated for partial quarterly service. Under the terms of our 2021 Plan, the maximum amount (based on the fair value of our shares of common stock underlying awards on the grant date as determined in accordance with applicable financial accounting rules) of awards that may be granted in any single fiscal year to any non-employee member of our Board of Directors, taken together with any cash fees paid to such individual during such fiscal year, is $900,000.
As a public company, our Compensation Committee will periodically review and make recommendations to our Board of Directors regarding the form and amount of compensation for non-employee directors. Our director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active board membership.
Director Compensation Table for 2025
During fiscal year 2025, our directors received annual grants of RSU awards with grant date values in the following amounts in accordance with the terms of our non-employee director compensation policy: $200,000 for all our directors, except for Mr. Pincus, who received $225,000 as lead independent director. The RSUs vest on the first anniversary of the grant date, subject to the director’s continued service with the Company through each vesting date.
The table below summarizes compensation provided to each non-employee director for services provided during fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Walter Carter	115,006	200,000	315,006
Catherine Motz	108,755	200,000	308,755
Steven Pincus	140,002	225,000	365,002
Lisa Prager	90,007	200,000	290,007
Michael Bucella	90,005	200,000	290,005
Amanda Fabiano	90,005	200,000	290,005
Christopher Jarvis(4)	49,620	—	49,620
________________________________

(1)    Amounts set forth in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including basic retainer fees and committee and/or chair fees under our non-employee director compensation program. On March 8, 2023, our Board of Directors modified our non-employee director compensation policy to permit participating directors to elect to receive cash retainers accrued since the beginning of the fourth fiscal quarter of 2022 in shares of our common stock in lieu of cash, with the number of shares of common stock granted to be equal to the applicable cash retainer divided by the fair market value of our common stock on the last trading day of the applicable fiscal quarter. All our directors elected to receive certain of their respective cash retainers accrued in each quarter of 2025 in shares of our common stock.
(2)    The amounts set forth in this column represent the aggregate grant date fair value of the RSU awards granted to certain of our directors in 2025 computed in accordance with FASB ASC Topic 718.
(3)    As of December 31, 2025, Messrs. Carter, Bucella and Mses. Motz, Prager and Fabiano each held 56,023 unvested RSUs; Mr. Pincus held 63,026 unvested RSUs; and Mr. Jarvis held 0 unvested RSUs.
(4)    Christopher Jarvis, who joined the Board of Directors in January 2024, did not stand for reelection at our 2025 Annual Meeting of Stockholders on May 5, 2025.
EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2025 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders(1)	15,588,545	—	37,206,161	(2)
Total	15,588,545	—	37,206,161
__________________________________
(1)    Includes our 2021 Plan, which was assumed in connection with the IKONICS merger.
(2)    There are 37,206,161 shares of common stock that remain available for grant under our 2021 Plan, which may be granted to those recipients permitted by the Nasdaq listing rules.

PROPOSAL 2 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are seeking your non-binding, advisory vote as required by Section 14A of the Exchange Act, on the approval of the compensation of our named executive officers as described in the “Executive Compensation” section in this proxy statement. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors. However, the Compensation Committee and our Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.
The Company’s executive compensation program is designed to align the interests of management with those of stockholders and to support long-term value creation. For fiscal 2025, the Compensation Committee considered a range of factors in evaluating compensation outcomes, including Company performance, execution of strategic initiatives and individual contributions.
As described in the Compensation Discussion and Analysis, fiscal 2025 was a period of significant strategic and operational activity, including progress in developing the Company’s digital infrastructure platform supporting high-performance computing and artificial intelligence workloads. The Compensation Committee, in consultation with its compensation consultant Lyons Benenson, considered these developments, among other factors, in determining compensation outcomes.
We are asking our stockholders to indicate their support for our executive compensation programs as described in this proxy statement. This vote is not intended to address any specific term of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program through the resolution below. We expect the next “Say-on-Pay” proposal to take place at our 2027 annual meeting of stockholders.
“RESOLVED, that our stockholders APPROVE, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.”
The approval, on a non-binding, advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote thereon.
The Board of Directors recommends that the stockholders vote FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has engaged in transactions with related parties, including entities affiliated with certain members of management. These transactions are described below and supplement disclosures included in the Company’s Annual Report on Form 10-K.
Other than compensation arrangements for our executive officers and directors (see “Executive Compensation” for a discussion of compensation arrangements for our named executive officers and directors) and the transactions discussed below, there were no transactions since the beginning of our 2025 fiscal year, or any currently proposed transaction, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Policies and Procedures for Related Party Transactions
We have adopted a written policy on transactions with related parties that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq. Related party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company or any of its subsidiaries is a participant and (iii) a “Related Person” has, has or will have a direct or indirect material interest. For purposes of our written policy, a “Related Person” means any (i) executive officer, director or nominee for election as a director, (ii) greater than 5% beneficial owner of the Common Stock, (iii) immediate family member of the persons referred to in clauses (i) and (ii), and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.
Under the related party transactions policy, the Company’s general counsel, or his or her designee, is primarily responsible for developing and implementing processes and procedures to obtain information regarding related parties with respect to potential related party transactions and then determining, based on the facts and circumstances, whether such potential related party transactions do, in fact, constitute related party transactions requiring compliance with the policy. If the Company’s general counsel, or his or her designee, determines that a transaction or relationship is a related party transaction requiring compliance with the policy, the Company’s general counsel, or his or her designee, will be required to present to the Audit Committee all relevant facts and circumstances relating to the related party transaction. The Audit Committee will be required to review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s code of ethics, and either approve or disapprove the related party transaction. If the Audit Committee’s approval of a related party transaction requiring such approval is not feasible in advance of such related party transaction, then the transaction may be preliminarily entered into upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting; provided, however, that, if the ratification is not forthcoming, the Company’s management will make all reasonable efforts to cancel or annul the related party transaction. If a transaction was not initially recognized as a related party transaction, then, upon such recognition, the related party transaction will be presented to the Audit Committee for ratification at its next regularly scheduled meeting; provided, however, that, if the ratification is not forthcoming, the Company’s management will make all reasonable efforts to cancel or annul the related party transaction. The Company’s management will update the Audit Committee as to any material changes to any approved or ratified related party transaction and will provide a status report at least annually of all the then-current related party transactions. No member of the Board of Directors will be permitted to participate in the approval of a related party transaction for which he or she is a related party. James Kacergis, married to the daughter of our Chairman and CEO, is employed as an executive of the Company and received total compensation in excess of $120,000 for fiscal year 2025.
Acquisition of Beowulf Electricity & Data and Termination of Administrative and Infrastructure Services Agreement
On May 21, 2025 (the “Closing Date”), TeraWulf entered into a membership interest purchase agreement (the “Purchase Agreement”) with Beowulf E&D Holdings Inc., a Delaware corporation owned and controlled by Paul Prager (the “Seller”), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of each of Beowulf Electricity & Data LLC, Beowulf E&D (MD) LLC and Beowulf E&D (NY) LLC, each a Delaware limited liability company and a wholly owned subsidiary of the Seller (collectively, “Beowulf E&D”).

The aggregate purchase price for Beowulf E&D was approximately $52.4 million, which consisted of $3.0 million in cash paid on the Closing Date and 5 million shares of the Company’s Common Stock issued to the Seller on the Closing Date, plus contingent consideration of up to $19 million in cash and up to $13 million in shares of the Company’s Common Stock, payable upon the achievement of specified earnout milestones related to TeraWulf’s data center business and associated project financing (collectively, the “Purchase Price”). The Purchase Agreement includes customary change of control provisions providing for accelerated vesting of the earnout consideration, as well as certain governance rights and additional cash payments.
In connection with the transaction, the Company agreed to establish an employee benefit trust, to be administered by an independent third-party trustee, for the benefit of certain employees and service providers of Beowulf E&D and its affiliates. The Company has agreed to fund the trust annually in an amount equal to 2% of the Company’s annual capital expenditures, calculated in accordance with U.S. GAAP, related to the development and build out TeraWulf’s HPC and AI data centers, as determined in good faith by TeraWulf’s Board of Directors. The beneficiaries may include our NEOs, other than William Tanimoto.
The Purchase Agreement contained customary representations and warranties for a transactions of this type. The transaction was negotiated and approved by a special independent committee of the Board of Directors (the “Independent Committee”). The Independent Committee engaged independent legal counsel, Reed Smith LLP, and received a fairness opinion from Piper Sandler & Co. Based on these considerations, the Board of Directors determined that the transaction was fair to, and in the best interests of, the Company and its stockholders.
In connection with the Purchase Agreement, the Company, the Seller and Beowulf E&D also entered into a mutual release and waiver agreement pursuant to which the parties released each other, to the fullest extent permitted by law, from any claims arising out of or relating to Beowulf E&D and its subsidiaries and affiliates (other than claims arising under the Purchase Agreement).
In connection with TeraWulf’s payment of Common Stock and cash described above, TeraWulf and the Seller also entered into a registration rights agreement (the “Somerset Reg Rights Agreement”), pursuant to which TeraWulf agreed to file a resale shelf registration statement on Form S-3 to cover the sale or distribution from time to time of the Shares by the Holders (as defined in the Somerset Reg Rights Agreement). The Somerset Registration Rights Agreement also provides the Seller and the Holders with certain piggyback registration rights in the event TeraWulf files a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to an offering of Common Stock.
On the Closing Date, (i) the Company, Beowulf E&D and Heorot Power Holdings LLC, a Delaware limited liability company (“Heorot”) entered into a two-year transition services agreement pursuant to which the Company and Beowulf E&D agreed to provide certain services to Heorot, including tax, accounting and treasury, human resources, environmental, health and safety, legal, insurance, information technology, engineering, project development and construction; and (ii) the Administrative and Infrastructure Services Agreement, by and between TeraWulf and Beowulf E&D, dated as of April 27, 2021 (as amended), was terminated.
In 2024, TeraWulf made payments to Beowulf E&D in the amount of $15.8 million pursuant to the Administrative and Infrastructure Services Agreement, which included pass-through expenses incurred in the normal course of business. For fiscal year 2025, TeraWulf paid Beowulf E&D approximately $15.3 million pursuant to the Administrative and Infrastructure Services Agreement until its termination on the Closing Date, which included pass-through expenses incurred in the normal course of business.
Amended and Restated Lake Mariner Facility Lease
In connection with the execution and delivery of the Purchase Agreement for Beowulf E&D, Lake Mariner Data LLC, a Delaware limited liability company and a wholly owned subsidiary of TeraWulf (“Lake Mariner Data”) and Somerset Operating Company, LLC, a Delaware limited liability company owned and controlled by Paul Prager (“Somerset”), amended and restated that certain lease agreement, dated October 9, 2024 (the “Prior Lease”; the Prior Lease as amended and restated, the “A&R Lake Mariner Facility Lease”), for a portion of Somerset’s real property located in the Town of Somerset, New York, consisting of approximately 162.7 acres, including all structures, equipment, facilities and fixtures located thereon (the “Somerset Premises”). The Somerset Premises will be used by TeraWulf and its subsidiaries for cryptocurrency mining and high-performance computing (HPC) data center operations.

The A&R Lake Mariner Facility Lease has an initial term of 35 years, commencing on October 9, 2024, and will automatically renew for up to nine additional periods of five years each, unless Lake Mariner Data provides written notice to Somerset to terminate the A&R Lake Mariner Facility Lease at least six months prior to the expiration of the initial term or the then-current renewal term, as applicable. The annual rent for the Somerset Premises is $281,398.20, payable in advance in equal monthly installments of $23,449.85, subject to annual adjustments based on the change in the Consumer Price Index. Lake Mariner Data is also responsible for paying its proportionate share of certain costs, expenses and disbursements that Somerset incurs in connection with the ownership, operation and maintenance of any other portions of the real property necessary or useful to reasonably support Lake Mariner Data’s use of the Somerset Premises.
The A&R Lake Mariner Facility Lease contains customary representations, warranties, covenants and indemnities by the parties, as well as provisions relating to environmental matters, insurance, casualty, condemnation, assignment, subleasing, default and remedies. The A&R Lake Mariner Facility Lease also grants Somerset the right to participate in TeraWulf’s board of directors meetings as a non-voting observer for the remainder of the A&R Lake Mariner Facility Lease term, provided that Somerset (together with its affiliates) continues to beneficially own at least 15 million shares of Common Stock. The A&R Lake Mariner Facility Lease also provides that (a) Beowulf E&D has been, and is currently providing certain services in its capacity as the exclusive operator of the Somerset-Lake Mariner site, (b) so long as TeraWulf is an affiliate of Somerset, Lake Mariner Data may designate TeraWulf or one or more of its wholly owned subsidiaries as operator of the Somerset Premises (together with Beowulf E&D, each and collectively “TeraWulf Operator”), and (c) as long as TeraWulf Operator is not in material default of its services, TeraWulf Operator may not be replaced or removed as operator without the prior written consent of Somerset, with such consent not to be unreasonably withheld, conditioned or delayed.
In 2025, TeraWulf made lease payments to Somerset in the amount of $1.0 million pursuant to the Prior Lease and the A&R Lake Mariner Facility Lease, which included third-party passthrough costs. For fiscal year 2026, TeraWulf expects to make payments of approximately $0.9 million to Somerset pursuant to the A&R Lake Mariner Facility Lease, including third-party passthrough costs.
Lake Hawkeye - Cayuga Facility Lease
On August 12, 2025 (the “Effective Date”), Lake Hawkeye LLC (“TW Tenant”), a Delaware limited liability company and a wholly owned subsidiary of the Company, Cayuga Operating Company, LLC, a Delaware limited liability company owned and controlled by Paul Prager (“Cayuga Landlord”) and Riesling Power LLC, a Delaware limited liability company (“Cayuga Landlord Parent”), entered into that certain lease agreement (the “Cayuga Lease”), for a portion of Cayuga Landlord’s real property located in the Town of Lansing, New York, consisting of approximately 183 acres, including all structures, equipment, facilities and fixtures located thereon (the “Cayuga Premises”). TeraWulf expects that TeraWulf Tenant will use the Cayuga Premises primarily for hosting HPC data center operations.
The Cayuga Lease has an initial term of 80 years, commencing on the Effective Date, with no renewal rights. On the Effective Date, TW Tenant prepaid rent consisting of (i) $95 million in the form of our Common Stock, determined on the basis of a 15-day trailing VWAP and (ii) $3 million in cash. TW Tenant is also responsible for its proportionate share of certain costs, expenses and disbursements incurred by Cayuga Landlord in connection with the ownership, operation and maintenance of any other portions of the real property necessary or useful to reasonably support TW Tenant’s use of the Cayuga Premises. The Cayuga Lease contains customary representations, warranties, covenants and indemnities, as well as provisions relating to environmental matters, insurance, casualty, condemnation, assignment, subleasing, default and remedies. Any time after the 50th anniversary of the Effective Date (i) TW Tenant may elect to purchase the Cayuga Premises for $100, either as an asset acquisition or though the purchase of all membership interests in Cayuga Landlord, and (ii) Cayuga Landlord and Cayuga Landlord Parent may require TW Tenant to purchase the Cayuga Premises on the same terms.
The transactions contemplated thereby were negotiated and approved by a special committee of the Company’s board of directors comprised entirely of independent directors (the “Independent Committee”). The Independent Committee consulted independent legal counsel Reed Smith LLP and received a fairness opinion from CBRE Capital Advisors, Inc., as the Cayuga Landlord Parent is owned by the Company’s CEO.
In connection with TeraWulf’s payment of Common Stock and cash described above, TeraWulf and the Cayuga Landlord Parent also entered into a registration rights agreement (the “Cayuga Reg Rights Agreement”), pursuant to which TeraWulf agreed to file a resale shelf registration statement on Form S-3 to cover the sale or distribution from time to time of the Shares by the Holder (as defined in the Cayuga Reg Rights Agreement). The Cayuga Reg Rights Agreement also provides for certain piggyback registration rights in the event TeraWulf files a registration statement under the Securities Act with respect to an offering of Common Stock.
In 2025, TeraWulf made lease payments to Cayuga Landlord in the amount of $1.1 million pursuant to the Cayuga Lease, which included third-party passthrough costs. For fiscal year 2026, TeraWulf expects to make payments of approximately $0.8 million to Cayuga Landlord pursuant to the Cayuga Lease, including third-party passthrough costs.

STOCK PERFORMANCE GRAPH
This performance graph shall not be deemed "filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference into any filing of TeraWulf Inc. under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
The following graph shows a comparison over a five-year period from December 31, 2021 through December 31, 2025, of the cumulative total return on our Common Stock (WULF), the RUSSELL 2000 Index (“RUSSELL 2000”), and our self-constructed Peer Group Index, assuming an aggregate initial investment in each of $100 on December 31, 2021 (and weighted based on the market cap of each peer in the Peer Group Index as of the market close on December 31, 2021), including reinvestments of any dividends. Such returns are based on historical results and are not intended to suggest future performance. Historically, we have not declared or paid cash dividends on our Common Stock.
Our self-constructed Peer Group Index consists of members of our peer group with available publicly traded market data as of, and subsequent to, December 31, 2021, and consists of: Applied Digital Corporation (APLD), Cipher Mining Inc. (CIFR), Digital Realty Trust, Inc. (“DLR”), Equinix, Inc. (EQIX), Hut 8 Corp. (HUT), and Riot Platforms, Inc. (RIOT).
Comparison of Cumulative Total Return
Among TeraWulf Inc., the Russell 2000 Index, and the Peer Group Index

$200
$150
$100
$50
$0
12/31/21
12/31/22
12/31/23
12/31/24
12/31/25
TeraWulf Inc.
Russel 2000
Peer Group Index

The stock performance shown above is not necessarily indicative of future performance. The peer group is used for comparison purposes only, and the Compensation Committee does not rely solely on peer group performance in making compensation decisions.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with the Company’s management and with Deloitte & Touche LLP (“Deloitte”) the audited financial statements of the Company for the fiscal year ended December 31, 2025. The Audit Committee has discussed with Deloitte the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee has also received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and the Audit Committee has discussed the independence of Deloitte with that firm.
The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s website at https://investors.terawulf.com/corporate-governance/board-committees.
Based on the Audit Committee’s review and discussions of the matters noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES
Fees billed or expected to be billed for professional services provided by our independent auditors for the Company in each of the categories listed are as follows for the periods presented. All such fees are in accordance with our approval policies described below.

	Years Ended
Fee Category	December 31, 2025	December 31, 2024
Audit Fees(1)	$1,624,662	$1,055,606
Audit-Related Fees(2)	376,952	166,895
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$2,001,614	$1,222,501
(1)    Audit fees represent amounts for services related to the audit of our consolidated financial statements, the quarterly reviews of our interim condensed consolidated financial statements and related matters. Audit fees include services rendered by Deloitte & Touche, LLP (“Deloitte”), our independent registered public accounting firm.
(2)    Audit-related fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include the issuance of consents and comfort letters for other periodic reports or documents filed with the SEC. Audit-related fees for the years ended December 31, 2025 and 2024 include services rendered by Deloitte, our independent registered public accounting firm.
(3)    Tax fees represent amounts for tax compliance, tax advice and tax planning services.
(4)    All other fees consist of all other fees for services other than those in the above categories and consist of non-audit due diligence procedures in connection with our mergers and acquisitions. There were no such fees for the years ended December 31, 2025 or 2024.
The Board of Directors adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditor.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Deloitte & Touche LLP has served as the Company’s or its predecessor’s independent registered public accounting firm since fiscal year 2024 and is considered by the Audit Committee and the Board of Directors to be professionally qualified. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The proposal will be approved by the affirmative vote of a majority of the voting power of the shares of Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of voting “against” the proposal. Brokers have discretion to vote on any uninstructed shares over the ratification of appointment of accountants.
The Board of Directors recommends that the stockholders vote FOR such ratification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
On April 14, 2026, we entered into an underwriting agreement with Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to sell 47,400,000 shares of Common Stock at a public offering price of $19.00 per share (the “Offering”). In connection with the Offering, the Company granted the Underwriters a 30-day option to purchase up to an additional 7,110,000 shares of Common Stock (the “Optional Shares”). The Offering, including the sale of the Optional Shares, closed on April 16, 2026. The net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, were approximately $1,004.3 million. The sale of Common Stock was made pursuant to the Company’s registration statement on Form S-3ASR (File No. 333-295042), as supplemented by a preliminary prospectus supplement, filed with the SEC on April 14, 2026, and a final prospectus supplement, dated April 14, 2026, filed with the SEC on April 16, 2026 pursuant to Rule 424(b) under the Securities Act.
The following table sets forth the beneficial ownership of our Common Stock as of April 17, 2026 (or such other date indicated in the footnotes below), by:
•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our capital stock;
•each of our named executive officers for fiscal year 2025, each of which are currently serving;
•each of our current directors; and
•all our current directors and executive officers as a group.
Except for beneficial ownership of our directors and officers, all the information presented below is derived from Schedules 13D and 13G publicly filed with the SEC, and gives effect to our Offering which closed on April 16, 2026. Percent ownership has been computed based on 492,634,856 shares of our Common Stock outstanding as of April 17, 2026, after closing of the Offering, and may not reflect subsequent transactions, including the exercise or vesting of equity awards or other securities.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 9 Federal Street, Easton, MD.

	Shares of Common Stock Beneficially Owned
	Number	Percent
5% Stockholders
Riesling Power LLC(1)	33,554,688	6.8%
Bank of Nova Scotia(2)	27,383,209	5.6%
Named Executive Officers and Directors
Paul Prager(1)(3)	41,709,758	8.5%
Patrick Fleury	3,410,442	*
Nazar Khan(4)	28,230,463	5.7%
Kerri Langlais(5)	3,583,000	*
William Tanimoto	38,898	*
Michael Bucella	281,785	*
Walter Carter	302,427	*
Amanda Fabiano	40,769	*
Catherine Motz	153,218	*
Steven Pincus	336,365	*
Lisa Prager	254,474	*
All named current directors and executive officers as a group (11 persons)	78,341,599	15.9%
    __________________________________
*Less than 1%.

(1)Consists of 33,554,688 shares of our Common Stock owned directly by Riesling Power LLC (“Riesling”). The Paul B. Prager 2020 Revocable Trust (“Prager Revocable Trust”) is the sole member of Riesling. Mr. Prager is the sole trustee of the Prager Revocable Trust and may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by the Prager Revocable Trust. Paul B. Prager is the Chief Executive Officer of the Company and the Chairman of its board of directors. The address of Riesling is 9 Federal Street, Easton, Maryland 21601.

(2)Consists of (i) 27,383,209 shares of our Common Stock owned directly by Bank of Nova Scotia. The address of Bank of Nova Scotia is 40 Temperance Street, Toronto, Ontario, Canada M5H 0B4.

(3)Consists of (i) 33,554,688 shares of our Common Stock beneficially owned by Riesling, 1,688,656 of which are pledged as collateral for Paul Prager’s financing arrangements; (ii) 5,000 shares of our Common Stock directly held by Heorot Power Holdings LLC (“Heorot”); (iii) 141,726 shares of our Common Stock directly held by Allin WULF LLC (“Allin WULF”); (iv) 1,830,052 shares of our Common Stock underlying warrants held by Allin WULF, exercisable at any time at the option of the holder thereof; (v) 4,415,852 shares of Common Stock held by Beowulf E&D Holdings Inc., (vi) 1,100,000 owned directly by Stammtisch Investments LLC (“Stammtisch”) and (vii) 662,440 shares of our Common Stock owned directly by Paul Prager. The Prager Revocable Trust is the sole member of Riesling. Mr. Prager is the sole trustee of the Prager Revocable Trust and may be deemed to have the power to direct the voting and disposition of the shares of Common Stock beneficially owned by the Prager Revocable Trust. Paul Prager is the sole managing member of Heorot, the sole managing member of Allin WULF, the sole shareholder of Beowulf E&D Holdings Inc. and the sole manager and president of Stammtisch, and in such capacities may be deemed to beneficially own the shares of Common Stock beneficially owned and held directly by Riesling, Heorot, Allin WULF, Beowulf E&D Holdings Inc. and Stammtisch.

(4)Consists of (i) 373,143 shares of our Common Stock owned directly by Nazar Khan; (ii) 14,323,523 shares of our Common Stock owned by The Nazar M. Khan Revocable Trust over which Nazar Khan may be deemed to have voting and dispositive control; (iii) 4,019,787 shares of our Common Stock owned by various trusts and limited liability companies over which Nazar Khan may be deemed to have dispositive control; (iv) 414,939 owned by Yaqeen Trust I over which Nazar Khan may be deemed to have dispositive control; (v) 7,269,019 shares of Common Stock owned by Lake Harriet Holdings of which Nazar Khan is a managing member, 350,000 of which are pledged pursuant to a previously disclosed prepaid variable share forward contract; and (vi) 1,830,052 shares of our Common Stock underlying warrants held by Lake Harriet Holdings, exercisable at any time at the option of the holder thereof. Nazar Khan is the sole manager of Lake Harriet Holdings and, in such a capacity, may be deemed to beneficially own the shares of Common Stock beneficially owned by Lake Harriet Holdings.

(5)Consists of (i) 2,718,299 shares of our Common Stock owned directly by Kerri Langlais and (ii) 864,701 shares of our Common Stock owned by a trust over which Kerri Langlais may be deemed to have dispositive control.

STOCKHOLDER PROPOSALS
A stockholder who wishes to present a proposal for inclusion in the Company’s proxy statement for the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8” and “Exchange Act”, respectively) must deliver the proposal to our principal executive offices (TeraWulf Inc., 9 Federal Street, Easton, MD 21601) to the attention of our Secretary no later than the close of business on December 29, 2026, unless the date of the 2027 Annual Meeting is more than 30 days before or after June 9, 2027, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.
For any stockholder proposal that is not submitted for inclusion in our proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2027 Annual Meeting, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. Our bylaws provide that stockholders who are seeking to bring business before an annual meeting of stockholders and stockholders who are seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice thereof in writing. Other than for certain of the Company’s significant stockholders, to be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, that, in the event that the date of such meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered (x) no earlier than 30 days before such annual meeting and (y) no later than the 10th day after the day on which the notice of such annual meeting was first made by mail or public disclosure.
We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.
In addition to satisfying the advance notice procedures in our bylaws and other requirements under the Exchange Act, in order to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2027.
HOUSEHOLDING MATTERS
The SEC has adopted rules that permit companies to deliver a single Notice or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this proxy statement and the Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice and/or proxy statement, either now or in the future, please contact Stefanie C. Fleischmann by mailing a request to TeraWulf Inc., 9 Federal Street, Easton, MD 21601, or by calling our telephone number at 410-770-9500 and requesting to be connected to the office of Stefanie C. Fleischmann. Upon written or oral request to Stefanie C. Fleischmann, we will promptly provide a separate copy of the Annual Report and this proxy statement and Notice. In addition, stockholders at a shared address who receive multiple copies of the Notice or multiple copies of proxy materials may request to receive a single Notice or a single copy of proxy materials in the future in the same manner as described above.
OTHER MATTERS
The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy card will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.
We file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our Investor Relations website address is www.investors.terawulf.com. We make available, free of charge through our Investor Relations website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
Upon the written request of any record holder or beneficial owner of Common Stock or Series A Preferred Stock entitled to vote at the Annual Meeting, we will, without charge, provide a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, for the fiscal year ended December 31, 2025, as filed with the SEC. Requests should be directed to Stefanie C. Fleischmann, TeraWulf Inc., 9 Federal Street, Easton, MD 21601.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. Without limiting the generality of the preceding sentence, any time we use the words “expects,” intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. For TeraWulf, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:
•the ability to complete our data center campuses and future strategic growth initiatives in a timely manner or within anticipated cost estimates;
•the ability to attract additional customers to lease our HPC data centers;
•the need to raise additional capital to meet our business requirements in the future, which may be costly or difficult to obtain or may not be obtained (in whole or in part) and, if obtained, could significantly dilute the ownership interests of TeraWulf’s shareholders;
•    adverse geopolitical or economic conditions, including a high inflationary environment and the implementation of new tariffs and more restrictive trade regulations;
•    security threats or unauthorized or impermissible access to our data centers, our operations or our digital wallet;
•    counterparty risk with respect to our digital asset custodian and our mining pool provider;
•    employment workforce factors, including the loss of key employees;
•    changes in governmental safety, health, environmental and other regulations, which could require significant expenditures;
•    conditions in the cryptocurrency mining industry, including any prolonged substantial reduction in the value of bitcoin;
•    currency exchange rate fluctuations; and
•    other risks, uncertainties and factors included or incorporated by reference in this proxy statement, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
These forward-looking statements reflect our views with respect to future events as of the date of this proxy statement and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this proxy statement. We anticipate that subsequent events and developments will cause our views to change. You should read this proxy statement completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

TERAWULF

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/wulf
Use the Internet to vote your proxy.
Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

FPO

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

01 Paul Prager
02 Nazar Khan
03 Kerri Langlais
04 Michael Bucella
05 Walter Carter
06 Amanda Fabiano
07 Catherine Motz
08 Steven Pincus
09 Lisa Prager

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.